                                                                     EXHIBIT 2.1

                      AGREEMENT AND PLAN OF REORGANIZATION

      AGREEMENT AND PLAN OF REORGANIZATION, dated as of September 1, 2004 ("Agreement"), among Parkvale Financial Corporation ("Parkvale"), a Pennsylvania corporation, Parkvale Savings Bank (the "Bank"), a Pennsylvania chartered savings bank and a wholly-owned subsidiary of Parkvale, Advance Financial Bancorp ("Advance"), a Delaware corporation, and Advance Financial Savings Bank ("Advance Savings"), a federally-chartered savings bank and wholly-owned subsidiary of Advance.

                                  WITNESSETH:

      WHEREAS, the Boards of Directors of Parkvale, the Bank, Advance and Advance Savings have determined that it is in the best interests of their respective companies and their stockholders to consummate the business combination transactions provided for herein; and

      WHEREAS, the parties desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated hereby; and

      WHEREAS, as a condition and inducement to the willingness of Parkvale to enter into this Agreement, the directors and executive officers of Advance (the "Advance Stockholders") are concurrently entering into a Stockholder Agreement with Parkvale (the "Stockholder Agreement"), in substantially the form attached hereto as Exhibit A, pursuant to which, among other things, such directors agree to vote their shares of Advance Common Stock (as defined below) in favor of this Agreement and the transactions contemplated hereby.

      NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations, warranties and agreements herein contained, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER

      1.01 THE MERGER. Subject to the terms and conditions of this Agreement and subject to and in accordance with an Agreement of Merger, a copy of which is attached hereto as Exhibit B (the "Agreement of Merger"), between Advance and Advance Acquisition Corp. ("Interim"), a Delaware corporation to be formed as a wholly-owned subsidiary of Parkvale in connection with the transactions contemplated hereby, at the Effective Time (as defined in Section 1.05 hereof), Interim shall be merged with and into Advance in accordance with Section 251 of the Delaware General Corporation Law ("DGCL") (the "Merger"), with Advance as the surviving corporation (hereinafter sometimes called the "Surviving Corporation"). Simultaneously with or immediately following consummation of the Merger, the parties hereto will cause Advance Savings to be merged with and into the Bank, with the Bank as the resulting institution (the "Bank Merger"). Simultaneously with or as soon as practicable after the Bank Merger, the Surviving Corporation shall be merged with and liquidated into Parkvale (the "Liquidation") in accordance with an Agreement and Plan of Liquidation, the form of which is attached hereto as Exhibit C.

      1.02 EFFECT OF THE MERGER. As of the Effective Time (as defined in Section
1.05 hereof), the Surviving Corporation shall be considered the same business and corporate entity as each of Advance and Interim and thereupon and thereafter, all the property, rights, powers and franchises of each of Advance and Interim shall vest in the Surviving Corporation and the Surviving Corporation shall be subject to and be deemed to have assumed all of the debts, liabilities, obligations and duties of each of Advance and Interim and shall have succeeded to all of each of their relationships, fiduciary or otherwise, as fully and to the same extent as if such property rights, privileges, powers, franchises, debts, obligations, duties and relationships had been originally acquired, incurred or entered into by the Surviving Corporation. In addition, any reference to either of Advance or Interim in any contract or document, whether executed or taking effect before or after the Effective Time, shall be considered a reference to the Surviving Corporation if not inconsistent with the other provisions of the contract or document; and any pending action or other judicial proceeding to which either of Advance or Interim is a party, shall not be deemed to have abated or to have discontinued by reason of the Merger, but may be prosecuted to final judgment, order or decree in the same manner as if the Merger had not been made; or the Surviving Corporation may be substituted as a party to such action or proceeding, and any judgment, order or decree may be rendered for or against it that might have been rendered for or against either of Advance or Interim if the Merger had not occurred. At the Effective Time, the directors and officers of the Surviving Corporation shall be the persons designated in Section 1.04.

      1.03 CERTIFICATE OF INCORPORATION AND BYLAWS. As of the Effective Time, the Certificate of Incorporation and Bylaws of Advance shall be the Certificate of Incorporation and Bylaws of the Surviving Corporation until otherwise amended as provided by law.

      1.04 DIRECTORS AND OFFICERS. As of the Effective Time, the directors and officers of Interim shall become the directors and officers of the Surviving Corporation. The directors of Advance and/or Advance Savings shall resign as of the Effective Time.

      1.05 EFFECTIVE TIME. The Merger shall become effective upon the occurrence of the filing of a Certificate of Merger with the Secretary of State of the State of Delaware pursuant to Section 251 of the DGCL, unless a later date and time is specified as the effective time in such Certificate of Merger ("Effective Time"). A closing (the "Closing") shall take place immediately prior to the Effective Time at 10:00 a.m., on the fifth business day following the receipt of all necessary regulatory or governmental approvals and consents and the expiration of all statutory waiting periods in respect thereof and the satisfaction or waiver, to the extent permitted hereunder, of the conditions to the consummation of the Merger specified in Article V of this Agreement (other than the delivery of certificates and other instruments and documents to be delivered at the Closing), at the offices of Parkvale or at such other place, at such other time, or on such other date as the parties may mutually agree upon. At the Closing, there shall be delivered to Parkvale, the Bank, Advance and Advance Savings the certificates and other documents required to be delivered under Article V hereof.

      1.06 MODIFICATION OF STRUCTURE. Notwithstanding any provision of this Agreement to the contrary, Parkvale, with the prior written consent of Advance, which consent shall not be unreasonably withheld, may elect, subject to the filing of all necessary applications and the receipt of all required regulatory approvals, to modify the structure of the transactions contemplated hereby so long as (i) there are no adverse federal income tax consequences to the stockholders of Advance as a result of such modification, (ii) the Merger Consideration (as defined below) to be paid to holders of Advance Common Stock (as defined below) under this Agreement is not thereby changed in kind or reduced in amount solely because of such modification and (iii) such modification will not be likely to materially delay or jeopardize receipt of any required regulatory approvals or impair or prevent the satisfaction of any conditions to the Closing.

      1.07 CONVERSION OF ADVANCE COMMON STOCK AND OPTIONS. As of the Effective Time, each share of common stock, par value $0.0667 per share, of Advance (the "Advance Common Stock," which shall include the rights issued by Advance pursuant to the Rights Agreement dated July 17, 1997, as amended, between Advance and American Securities Transfer & Trust, Incorporated, as Rights Agent, relating to Advance's Junior Participating Preferred Stock, Series A, par value $.10 per share (the "Advance Rights Agreement")), issued and outstanding immediately prior to the Effective Time (other than shares (i) as to which dissenters' rights have been asserted and duly perfected in accordance with the DGCL ("Dissenting Shares"), (ii) under the Advance Restricted Stock Plan ("RSP") which have not been allocated, and (iii) held by Advance (including treasury shares) or Parkvale or the Bank other than in a fiduciary capacity, which shares shall be cancelled) shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and by operation of law be converted into and represent the right to receive from Parkvale, $26.00 in cash (the "Merger Consideration") in accordance with Section 1.08 hereof. At or immediately prior to the Effective Time, each outstanding option to purchase Advance Common Stock issued by Advance and as described on Advance Disclosure
Schedule 2.02 ("Advance Option"), shall be cancelled, and each holder of any such Advance Option, whether or not then vested or exercisable, shall be entitled to receive from Advance immediately prior to the Effective Time for each Advance Option an amount determined by multiplying (i) the excess of the Merger Consideration over the applicable exercise price per share of such Advance Option by (ii) the number of shares of Advance Common Stock subject to such Advance Option ("Option Consideration"). The payment of the Option Consideration referred to in the immediately preceding sentence to holders of Advance Options shall be subject to the execution by any such holder of such instruments of cancellation as Advance and Parkvale may reasonably deem appropriate. Advance may make necessary tax withholdings from the Option Consideration as it deems appropriate. The aggregate consideration to be paid for the conversion of all outstanding shares of Advance Common Stock is hereinafter referred to as the "Aggregate Merger Consideration."

      1.08 EXCHANGE PROCEDURES

      (a) Immediately prior to the Effective Time, Parkvale shall deposit in trust with an exchange agent designated by Parkvale and reasonably acceptable to Advance (the "Exchange Agent") cash in an amount equal to the Aggregate Merger Consideration. No later than five business days following the Effective Time, Parkvale shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented issued and outstanding shares of Advance Common Stock a notice and letter of transmittal (which shall specify that delivery shall be effected and risk of loss and title to the certificates theretofore representing shares of Advance Common Stock shall pass only upon proper delivery of such certificates to the Exchange Agent) advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Exchange Agent such certificate or certificates which immediately prior to the Effective Time represented issued and outstanding shares of Advance Common Stock in exchange for the consideration set forth in Section 1.07 hereof deliverable in respect thereof pursuant to this Agreement. Within five business days following receipt of surrendered certificates and a properly completed letter of transmittal, the Exchange Agent shall deliver the Merger Consideration to which such former holder is entitled to each former Advance stockholder. The Exchange Agent shall accept such certificates upon compliance with such reasonable terms and conditions as the Exchange Agent reasonably may impose to effect an orderly exchange thereof in accordance with normal exchange practices.

      (b) Each outstanding certificate which prior to the Effective Time represented Advance Common Stock (other than Dissenting Shares) and which is not surrendered to the Exchange Agent in accordance with the procedures provided for herein shall, except as otherwise herein provided, until duly surrendered to the Exchange Agent, be deemed to evidence the right to receive the Merger Consideration. After the Effective Time, there shall be no further transfer on the records of Advance of certificates representing shares of Advance Common Stock and if such certificates are presented to Advance for transfer, they shall be cancelled against delivery of the Merger Consideration as hereinabove provided.

      (c) Parkvale shall not be obligated to deliver the Merger Consideration to which a holder of Advance Common Stock would otherwise be entitled as a result of the Merger until such holder surrenders the certificate or certificates representing the shares of Advance Common Stock for exchange as provided in this
Section 1.08, or, in lieu thereof, an appropriate affidavit of loss and indemnity agreement and/or a bond as may be required in each case by Parkvale. If payment of the Merger Consideration is to be made in a name other than that in which the certificate evidencing Advance Common Stock surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the certificate so surrendered shall be properly endorsed or accompanied by an executed form of assignment separate from the certificate and otherwise in proper form for transfer and that the person requesting such payment pay to the Exchange Agent in advance, any transfer or other tax required by reason of the payment in any name other than that of the registered holder of the certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

      (d) Any portion of the Aggregate Merger Consideration delivered to the Exchange Agent by Parkvale pursuant to Section 1.07 that remains unclaimed by the stockholders of Advance for six months after the Effective Time (as well as any proceeds from any investment thereof) shall be delivered by the Exchange Agent to Parkvale. Any stockholders of Advance who have not exchanged their shares of Advance Common Stock for the Merger Consideration in accordance with this Agreement shall thereafter look only to Parkvale for the consideration deliverable in respect of each share of Advance Common Stock such stockholder holds as determined pursuant to this Agreement without any interest thereon. If outstanding certificates for shares of Advance Common Stock are not surrendered or the payment for them is not claimed prior to the date on which payment of the Merger Consideration would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of Parkvale (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any person previously entitled to such property. Neither the Exchange Agent nor any party to this Agreement shall be liable to any holder of stock represented by any certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Parkvale and the Exchange Agent shall be entitled to rely upon the stock transfer books of Advance to establish the identity of those persons entitled to receive the Merger Consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any certificate, Parkvale and the Exchange Agent shall be entitled to deposit any consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

      1.09 WITHHOLDING RIGHTS. Parkvale (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of shares of Advance Common Stock such amounts as Parkvale is required under the Internal Revenue Code of 1986, as amended ("Code"), or any provision of state, local or foreign tax law to deduct and withhold with respect to the making of such payment. Any amounts so withheld shall be withheld in accordance with the Code and other applicable laws and regulations and shall be treated for all purposes of this Agreement as having been paid to the holder of Advance Common Stock in respect of which such deduction and withholding was made by Parkvale.

      1.10 DISSENTING SHARES. Each outstanding share of Advance Common Stock the holder of which has perfected his right to dissent under the DGCL and has not effectively withdrawn or lost such rights as of the Effective Time shall not be converted into or represent a right to receive the Merger Consideration, and the holder thereof shall be entitled only to such rights as are granted by the DGCL. Advance shall give Parkvale prompt notice upon receipt by Advance of any such written demands for payment of their fair value of such shares of Advance Common Stock and of withdrawals of such demands and any other instruments provided pursuant to the DGCL (any stockholder duly making such demand being hereinafter called a "Dissenting Stockholder"). Any payments made in respect of Dissenting Shares shall be made by Parkvale. If any Dissenting Stockholder shall effectively withdraw or lose (through failure to perfect or otherwise) his right to such payment at or prior to the Effective Time, each such holder's shares of Advance Common

Stock shall be converted into a right to receive the Merger Consideration in accordance with the applicable provisions of this Agreement.

      1.11 ADDITIONAL ACTIONS. If at any time after the Effective Time the Surviving Corporation shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its rights, title or interest in, to or under any of the rights, properties or assets of Advance acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or (ii) otherwise carry out the purposes of this Agreement, Advance and its proper officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the purposes of this Agreement; and the proper officers and directors of the Surviving Corporation are fully authorized in the name of Advance or otherwise to take any and all such action.

      1.12 INTERIM SHARES. Each outstanding share of common stock of Interim, $.01 par value per share ("Interim Common Stock"), on the Effective Time shall be converted automatically and without any action on the part of the holder thereof into an equal number of shares of the Surviving Corporation, which shall constitute all of the outstanding common stock of the Surviving Corporation.

                                   ARTICLE II

                   REPRESENTATIONS AND WARRANTIES OF ADVANCE
                              AND ADVANCE SAVINGS

      References to "Advance Disclosure Schedules" shall mean all of the disclosure schedules required by this Article II and Article IV hereof, dated as of the date hereof and referenced to the specific sections and subsections of this Agreement, which have been delivered by Advance to Parkvale. Advance and Advance Savings hereby represent and warrant to Parkvale and the Bank as follows as of the date hereof:

      2.01 CORPORATE ORGANIZATION.

      (a) Advance is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Advance has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect (as defined below).

Advance is registered as a savings and loan holding company under the Home Owners' Loan Act ("HOLA"). Advance Disclosure Schedule 2.01(a) sets forth true and complete copies of the Certificate of Incorporation and Bylaws of Advance as in effect on the date hereof.

      For purposes of this Agreement, the term "Material Adverse Effect", when applied to a party, shall mean any event, change or occurrence which, together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, business, results of operation or financial performance of such party and their respective subsidiaries, taken as a whole, or (ii) the ability of such party to perform its obligations under this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement in a timely fashion; provided, however, that a "Material Adverse Effect" shall not be deemed to include the impact of (a) actions or omissions of a party taken with the prior written consent of the other in contemplation of the transactions contemplated by this Agreement, (b) changes in banking and similar laws or regulations of general applicability or interpretations thereof by courts or governmental authorities, (c) changes in generally accepted accounting principles or regulatory accounting requirements applicable to banks, savings associations and bank or thrift holding companies generally, (d) changes attributable to or resulting from changes in general economic conditions, including changes in the prevailing level of interest rates, or (e) the Merger and related expenses associated with the transactions contemplated by this Agreement.

      (b) The only direct or indirect subsidiaries of Advance are Advance Savings, Advance Financial Service Corporation of West Virginia and Advance Statutory Trust I (together, the "Advance Subsidiaries"). Advance Disclosure
Schedule 2.01(b)(i) sets forth true and complete copies of the Charter, Certificate of Incorporation, Bylaws or other governing documents of each of the Advance Subsidiaries as in effect on the date hereof. Each of the Advance Subsidiaries (i) is duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or formation, (ii) has the corporate or trust power and authority to own or lease all of its properties and assets, and (iii) is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect. Advance and Advance Savings have satisfied in all material respects all commitments, financial or otherwise, as may have been agreed upon with their state and/or federal regulatory agencies. Other than the Advance Subsidiaries and except as set forth in Advance Disclosure Schedule 2.01(b)(ii), Advance does not own or control, directly or indirectly, greater than a 5% equity interest in any corporation, company, association, partnership, joint venture or other entity. In addition, Advance Disclosure Schedule 2.01(b)(ii) lists the primary activities engaged in by Advance Financial Service Corporation.

      2.02 CAPITALIZATION. The authorized capital stock of Advance consists of 2,000,000 shares of Advance Common Stock, of which 1,398,373 are issued and outstanding as of the date hereof, and 500,000 shares of preferred stock, of which no shares are issued and outstanding. The 1,398,373 shares of Advance Common Stock issued and outstanding as of the date hereof include 2,931 unallocated shares of Advance Common Stock held in the RSP, and 12,050 shares of Advance Common Stock held in the RSP which were surrendered in connection with the satisfaction of tax withholding obligations by plan participants, which shares shall be cancelled as of the Effective Time. All issued and outstanding shares of capital stock of Advance, and all issued and outstanding shares of capital stock of each of the Advance Subsidiaries, have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. All of the outstanding shares of capital stock of each of the Advance Subsidiaries are owned directly or indirectly by Advance free and clear of any liens, encumbrances, charges, restrictions or rights of third parties of any kind whatsoever, and, except for (i) an aggregate of 155,859 shares of Advance Common Stock issuable upon exercise of stock options ("Advance Options") granted pursuant to Advance's 1998 Stock Option Plan (the "Stock Option Plan") and (ii) shares of Advance's Junior Participating Preferred Stock, Series A, par value $.10 per share ("Advance Series A Preferred"), none of Advance or any of the Advance Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the transfer, purchase or issuance of any shares of capital stock of Advance or any of the Advance Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of such capital stock or any securities convertible into or representing the right to purchase or subscribe for any such stock. Advance Disclosure Schedule 2.02 lists each Advance Option outstanding as of the date hereof under the Stock Option Plan, as well as the name of the grantee, the date of grant, the vesting schedule and the respective exercise price with respect thereto. No shares of Advance Series A Preferred are issued and outstanding.

      2.03 AUTHORITY; NO VIOLATION; RIGHTS AGREEMENT.

      (a) Subject to the approval of this Agreement, the Agreement of Merger and the transactions contemplated hereby and thereby by the stockholders of Advance, and the receipt of all required regulatory approvals and expiration of any related waiting periods, Advance and Advance Savings have full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the boards of directors of Advance and Advance Savings. Except for the adoption by Advance's stockholders of this Agreement and the Agreement of Merger, no other corporate proceedings on the part of Advance or Advance Savings are necessary to consummate the Merger. This Agreement has been duly and validly executed and delivered by Advance and Advance Savings and constitutes the valid and binding obligation of Advance and Advance Savings, enforceable against them in accordance with and subject to its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally, and except that the availability of equitable remedies (including, without limitation, specific performance) is within the discretion of the appropriate court.

      (b) Subject to the approval this Agreement, the Agreement of Merger and the transactions contemplated hereby and thereby by the stockholders of Advance, and the receipt of all required regulatory approvals and expiration of any related waiting periods, Advance has full corporate power and authority to execute and deliver the Agreement of Merger and to consummate the transactions contemplated thereby in accordance with the terms thereof. The execution and delivery of the Agreement of Merger by Advance and the consummation of the transactions contemplated thereby have been duly and validly approved by the Board of Directors of Advance. The Agreement of Merger, upon its execution and delivery by Advance, will constitute a valid and binding obligation of Advance, enforceable against it in accordance with and subject to its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally, and except that the availability of equitable remedies (including, without limitation, specific performance) is within the discretion of the appropriate court.

      (c) None of the execution and delivery of this Agreement by Advance and Advance Savings, the execution and delivery of the Agreement of Merger by Advance, the consummation by Advance and Advance Savings of the transactions contemplated hereby in accordance with the terms hereof, the consummation by Advance of the transactions contemplated by the Agreement of Merger in accordance with the terms thereof, compliance by Advance and Advance Savings with any of the terms or provisions hereof or compliance by Advance with any terms or provisions of the Agreement of Merger, will (i) violate any provision of the Certificate of Incorporation, Charter, Bylaws or other governing documents of Advance or any of the Advance Subsidiaries, (ii) assuming that the consents and approvals set forth below are duly obtained and all required waiting periods have expired, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Advance or any of the Advance Subsidiaries or any of their respective properties or assets, or (iii) except as disclosed in Advance Disclosure Schedule 2.03(c), violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Advance or any of the Advance Subsidiaries under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Advance or any of the Advance Subsidiaries is a party, or by which any of their respective properties or assets may be bound or affected, except, with respect to (ii) and (iii) above, such as individually or in the aggregate will not have a Material Adverse Effect. Except as set forth in Advance Disclosure Schedule 2.03(c) and for any consents and approvals of or filings or registrations with or notices to the Securities and Exchange Commission (the "SEC"), the Secretary of State of the Commonwealth of Pennsylvania, the Pennsylvania Department of Banking (the "Department"), the Office of Thrift Supervision ("OTS"), the Federal Deposit Insurance Corporation (the "FDIC"), the Commissioner of Banking of West Virginia and the stockholders of Advance, no consents or approvals of or filings or registrations with or notices to any federal, state, municipal or other governmental or regulatory commission, board, agency, or non-governmental third party are required on behalf of Advance or Advance Savings in connection with
(a) the execution and delivery of this Agreement by Advance and Advance Savings or the execution and delivery of the Agreement of Merger by Advance, and (b) the completion by Advance and Advance Savings of the transactions contemplated hereby or the completion by Advance of the transactions contemplated by the Agreement of Merger.

      (d) Effective prior to execution of this Agreement, Advance has taken all action necessary to amend the Advance Rights Agreement so that execution of this Agreement and the Agreement of Merger and consummation of the transactions contemplated herein and therein, including without limitation consummation of the Merger pursuant to this Agreement, shall not result in the grant of any rights to any person under the Advance Rights Agreement or enable or require any of the preferred share purchase rights thereunder to be exercised, distributed or triggered. Advance Disclosure Schedule 2.03(d) contains a copy of the amendment to the Advance Rights Agreement.

      2.04 FINANCIAL STATEMENTS.

      (a) Advance has previously delivered to Parkvale copies of the consolidated balance sheet of Advance as of June 30, 2004 and 2003 and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the years ended June 30, 2004, 2003 and 2002, in each case accompanied by the audit report of S.R. Snodgrass, A.C., independent public accountants. The consolidated balance sheets of Advance referred to herein, as well as the financial statements to be delivered pursuant to Section 4.04 hereof (including the related notes, where applicable), fairly present or will fairly present, in all material respects, as the case may be, the consolidated financial condition of Advance as of the respective dates set forth therein, and the related consolidated statements of income, changes in stockholders' equity and cash flows (including the related notes, where applicable), fairly present or will fairly present, as the case may be, the results of the consolidated income, changes in stockholders' equity and cash flows of Advance for the respective periods or as of the respective dates set forth therein (it being understood that Advance's interim financial statements are not audited and are not prepared with all related notes and are subject to normal year end adjustments but have been, or will be, prepared in compliance with all applicable legal and regulatory accounting requirements and reflect all adjustments which are, in the opinion of Advance, necessary for a fair presentation of such financial statements).

      (b) Each of the financial statements referred to in this Section 2.04 (including the related notes, where applicable) has been prepared in accordance with generally accepted accounting principles consistently applied during the periods involved. The books and records of Advance and each of the Advance Subsidiaries are being maintained in material compliance with applicable legal and accounting requirements and reflect only actual transactions.

      (c) Except to the extent reflected, disclosed or reserved against in the consolidated financial statements referred to in the first sentence of Section 2.04(a) or the notes thereto, and except for liabilities incurred since June 30, 2004 in the ordinary course of business and consistent with past practice, neither Advance nor any Advance Subsidiary has any obligation or liability, whether absolute, accrued, contingent or otherwise, material to the business, results of operations, assets or financial condition of Advance and the Advance Subsidiaries taken as a whole.

      2.05 ABSENCE OF CERTAIN CHANGES OR EVENTS. (a) Except as set forth in Advance Disclosure Schedule 2.05, since June 30, 2004, (i) Advance and the Advance Subsidiaries have conducted their businesses in the ordinary and usual course and (ii) no event has occurred or circumstances arisen that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect.

      (b) Except as set forth in Advance Disclosure Schedule 2.05(b), neither Advance nor any Advance Subsidiary has taken or permitted any of the actions set forth in Section 4.02 hereof between June 30, 2004 and the date hereof.

      2.06 LEGAL PROCEEDINGS. Except as disclosed in Advance Disclosure Schedule 2.06, neither Advance nor any Advance Subsidiary is a party to any, and there are no pending or, to the best knowledge of Advance and Advance Savings, threatened legal, administrative, arbitration or other proceedings, claims, actions or governmental investigations of any nature against Advance or any Advance Subsidiary, except such proceedings, claims, actions or governmental investigations which in the good faith judgment of Advance and Advance Savings will not have a Material Adverse Effect. Neither Advance nor any Advance Subsidiary is a party to any order, judgment or decree which has or could reasonably be expected to have a Material Adverse Effect.

      2.07 TAXES AND TAX RETURNS.

      (a) Advance and each of the Advance Subsidiaries has (taking into account any extension of time within which to file which has not expired) timely filed (and until the Effective Time will so file) all returns, declarations, reports, information-returns and statements ("Returns") required to be filed or sent by or with respect to them in respect of any Taxes (as hereinafter defined), and has duly paid (and until the Effective Time will so pay) all Taxes due and payable other than Taxes or other charges which (i) are being contested in good faith (and disclosed in writing to Parkvale) and (ii) have not finally been determined. Advance and each of the Advance Subsidiaries has established (and until the Effective Time will establish) on their books and records reserves that are adequate for the payment of all Taxes not yet due and payable for periods ending on or prior to the Effective Time, whether or not disputed or accrued. Except as set forth in Advance Disclosure Schedule 2.07(a), (i) the federal income tax returns of Advance and each of the Advance Subsidiaries have been examined by the Internal Revenue Service ("IRS") (or are closed to examination due to the expiration of the applicable statute of limitations), and
(ii) each of the state income tax returns of Advance and each of the Advance Subsidiaries have been examined by applicable authorities (or are closed to examination due to the expiration of the statute of limitations), and in the case of both (i) and (ii) no deficiencies were asserted as a result of such examinations which have not been resolved and paid in full. There are no audits or other administrative or court proceedings presently pending nor any other disputes pending, or claims asserted for, Taxes or assessments upon Advance or any of the Advance Subsidiaries, nor has Advance or any of the Advance Subsidiaries given any currently outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Returns.

      (b) Except as set forth in Advance Disclosure Schedule 2.07(b), neither Advance nor any Advance Subsidiary (i) has requested any extension of time within which to file any Return which Return has not since been filed, (ii) is a party to any agreement providing for the allocation or sharing of Taxes, (iii) is required to include in income any adjustment pursuant to Section 481(a) of the Code, by reason of a voluntary change in accounting method initiated by Advance or any Advance Subsidiary (nor does Advance have any knowledge that the IRS has proposed any such adjustment or change of accounting method), or (iv) has filed a consent pursuant to Section 341(f) of the Code or agreed to have
Section 341(f)(2) of the Code apply.

      (c) Advance and each of the Advance Subsidiaries has withheld and paid all taxes (as hereinafter defined) required to be paid in connection with amounts paid to any employee, independent contractor, creditor, stockholder or other third party.

      (d) For purposes of this Agreement, "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment (including withholding, payroll and employment taxes required to be withheld with respect to income paid to employees), excise, estimated, severance, stamp, occupation, property or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign) upon Advance or any Advance Subsidiary.

      2.08 EMPLOYEE BENEFIT PLANS.

      (a) Each employee benefit plan or arrangement of Advance or any of the Advance Subsidiaries which is an "employee benefit plan" within the meaning of
Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), is listed in Advance Disclosure Schedule 2.08(a) ("Advance Plans"). Advance has previously furnished to Parkvale true and complete copies of each of the Advance Plans together with (i) Schedule B forms and the most recent actuarial and financial reports prepared with respect to any qualified Advance Plans, (ii) the most recent annual reports filed with any government agency for any qualified or non-qualified plan, and (iii) all rulings and determination letters and any open requests for rulings or letters that pertain to any qualified Advance Plans.

      (b) Each of the Advance Plans has been operated in compliance in all material respects with the applicable provisions of ERISA, the Code, all regulations, rulings and announcements promulgated or issued thereunder, and all other applicable governmental laws and regulations.

      (c) Neither Advance nor any of the Advance Subsidiaries participates in or has incurred any liability under Section 4201 of ERISA for a complete or partial withdrawal from a multi- employer plan (as such term is defined in ERISA).

      (d) Except as set forth in Advance Disclosure Schedule 2.08(d), the present value of all accrued liabilities under each of the Advance Plans subject to Title IV of ERISA did not, as of the latest valuation date of each such Advance Plan, exceed the fair market value of the assets of such Advance Plan allocable to such accrued liabilities, based upon the actuarial and accounting assumptions currently utilized for such Advance Plans (as of the latest valuation date).

      (e) Neither Advance nor any of the Advance Subsidiaries, nor, to the best knowledge of Advance and Advance Savings, any trustee, fiduciary or administrator of an Advance Plan or any trust created thereunder, has engaged in a "prohibited transaction," as such term is defined in Section 4975 of the Code, which could subject Advance or any of the Advance Subsidiaries, or, to the best knowledge of Advance and Advance Savings, any trustee, fiduciary or administrator thereof, to the tax or penalty on prohibited transactions imposed by Section 4975.

      (f) No Advance Plan or any trust created thereunder has been terminated, nor have there been any "reportable events" with respect to any Advance Plan subject to Title IV of ERISA, as that term is defined in Section 4043(b) of ERISA.

      (g) No Advance Plan or any trust created thereunder has incurred any "accumulated funding deficiency," as such term is defined in Section 302 of ERISA.

      (h) Each of the Advance Plans which is intended to be a qualified plan under Section 401(a) of the Code received a favorable determination letter issued by the IRS to the effect that such plan is qualified under Section 401(a) of the Code and the trust associated with such plan is tax exempt under Section 501 of the Code, and Advance is not aware of any fact or circumstance which would adversely affect the qualified status of any such plan.

      (i) Neither Advance nor any of the Advance Subsidiaries has any obligations for retiree health and life benefits under any Advance Plans other than as may be required under Section 4980B of the Code or Part 6 of Title I of ERISA, or under the continuation of coverage provisions of the laws of any state or locality. Advance or Advance Savings may amend or terminate any such Advance Plan at any time without incurring any liability thereunder.

      (j) Except as set forth on Advance Disclosure Schedule 2.08(j), none of the execution of this Agreement, stockholder approval of this Agreement or consummation of the transactions contemplated hereby will (A) entitle any employees of Advance or any Advance Subsidiary to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (B) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Advance Plans, (C) result in any breach or violation of, or a default under, any of the Advance Plans or (D) result in any payment that would be a "parachute payment" to a "disqualified individual" as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

      2.09 SECURITIES DOCUMENTS AND REGULATORY REPORTS.

      (a) Advance has previously delivered or made available to Parkvale a complete copy of, and Advance Disclosure Schedule 2.09(a) lists, each final registration statement, prospectus, annual, quarterly or current report and definitive proxy statement or other communication (other than general advertising materials) filed pursuant to the Securities Act of 1933, as amended ("1933 Act"), or the Securities Exchange Act of 1934, as amended ("1934 Act"), or mailed by Advance to its stockholders as a class since January 1, 2001. Each such final registration statement, prospectus, annual, quarterly or current report and definitive proxy statement or other communication, as of its date, complied in all material respects with all applicable statutes, rules and regulations and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided that information as of a later date shall be deemed to modify information as of an earlier date.

      (b) Since January 1, 2001, Advance and each of the Advance Subsidiaries has duly filed with the OTS, in materially correct form the monthly, quarterly and annual reports required to be filed under applicable laws and regulations, and Advance has delivered or made available to Parkvale accurate and complete copies of such reports. Advance Disclosure Schedule 2.09 lists all examinations of Advance or of the Advance Subsidiaries conducted by the applicable regulatory authorities since January 1, 2001 and the dates of any responses thereto submitted by Advance or Advance Savings. In connection with the most recent examinations of Advance or the Advance Subsidiaries by the applicable regulatory authorities, neither Advance nor any of the Advance Subsidiaries were required to correct or change any action, procedure or proceeding which Advance or such Advance Subsidiaries believe has not been now corrected or changed as required.

      2.10 COMPLIANCE WITH APPLICABLE LAW.

      (a) Advance and each of the Advance Subsidiaries has all permits, licenses, certificates of authority, orders and approvals of, and have made all filings, applications and registrations with, federal, state, local and foreign governmental or regulatory bodies that are required in order to permit them to carry on their respective businesses as they are presently being conducted and the absence of which could reasonably be expected to have a Material Adverse Effect; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect; and to the best knowledge of Advance and the Advance Subsidiaries, no suspension or cancellation of any of the same is threatened.

      (b) Neither Advance nor any of the Advance Subsidiaries is in violation of its Certificate of Incorporation, Charter, Bylaws or other governing documents, or of any applicable federal, state or local law or ordinance or any order, rule or regulation of any federal, state, local or other governmental agency or body (including, without limitation, all banking, securities, municipal securities, safety, health, zoning, anti-discrimination, antitrust, and wage and hour laws, ordinances, orders, rules and regulations), or in default with respect to any order, writ, injunction or decree of any court, or in default under any order, license, regulation or demand of any governmental agency, any of which violations or defaults could reasonably be expected to have a Material Adverse Effect, and neither Advance nor any Advance Subsidiary has received any notice or communication from any federal, state or local governmental authority asserting that Advance or any Advance Subsidiary is in violation of any of the foregoing which violation could reasonably be expected to have a Material Adverse Effect. Neither Advance nor any Advance Subsidiary is subject to any regulatory or supervisory cease and desist order, agreement, written directive, memorandum of understanding or written commitment (other than those of general applicability to all commercial banks or savings associations issued by governmental authorities), and neither of them have received any written communication requesting that it enter into any of the foregoing.

      2.11 DEPOSIT INSURANCE AND OTHER REGULATORY MATTERS.

      (a) The deposit accounts of Advance Savings are insured by the Savings Association Insurance Fund administered by the Federal Deposit Insurance Corporation ("FDIC") to the maximum extent permitted by the Federal Deposit Insurance Act, as amended ("FDIA"), and Advance Savings has paid all premiums and assessments required by the FDIA and the regulations thereunder.

      (b) Advance Savings is a member in good standing of the Federal Home Loan Bank ("FHLB") of Pittsburgh and owns the requisite amount of stock in the FHLB of Pittsburgh.

      (c) As of the date hereof, neither Advance nor Advance Savings is aware of any reasons relating to Advance or Advance Savings why all consents and approvals shall not be received from all regulatory agencies having jurisdiction over the transactions contemplated by this Agreement as shall be necessary for consummation of the transactions contemplated hereby. Furthermore, Advance Savings' most recent Community Reinvestment Act rating is not less than satisfactory.

      2.12 CERTAIN CONTRACTS.

      (a) Except as disclosed in Advance Disclosure Schedule 2.12(a), neither Advance nor any Advance Subsidiary is a party to, is bound by, receives, or is obligated to pay benefits under, (i) any agreement, arrangement or commitment, including without limitation, any agreement, indenture or other instrument relating to the borrowing of money by Advance or any Advance Subsidiary (other than in the case of deposits, federal funds purchased and securities sold under agreements to repurchase in the ordinary course of business) or the guarantee by Advance or any Advance Subsidiary of any obligation, (ii) any agreement, arrangement or commitment relating to the employment of a consultant or the employment, election or retention in office of any present or former director or officer of Advance or any of the Advance Subsidiaries, (iii) any contract, agreement or understanding with a labor union, (iv) any agreement, arrangement or understanding pursuant to which any payment (whether of severance pay or otherwise) became or may become due to any director, officer or employee of Advance or any of the Advance Subsidiaries upon execution of this Agreement and the Agreement of Merger or upon or following consummation of the transactions contemplated by this Agreement or the Agreement of Merger (either alone or in connection with the occurrence of any additional acts or events),
(v) any agreement, arrangement or understanding to which Advance or any of the Advance Subsidiaries is a party or by which any of the same is bound which limits the freedom of Advance or any of the Advance Subsidiaries to compete in any line of business or with any person, other than any such limitations set forth in laws or regulations of general applicability to thrift holding companies and their subsidiaries, (vi) any assistance agreement, supervisory agreement, memorandum of understanding, consent order, cease and desist order or condition of any regulatory order or decree with or by the OTS, the FDIC or any other regulatory agency, (vii) any other agreement, arrangement or understanding which would be required to be filed as an exhibit to Advance's annual, quarterly or current reports under the 1934 Act and which has not been so filed, or (viii) any other agreement, arrangement or understanding to which Advance or any of the Advance Subsidiaries is a party and which is material to the business, results of operations, assets or financial condition of Advance and the Advance Subsidiaries taken as a whole (excluding loan agreements or agreements relating to deposit accounts), in each of the foregoing cases whether written or oral.

      (b) Neither Advance nor any Advance Subsidiary is in default or in non-compliance under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party or by which its assets, business or operations may be bound or affected, whether entered into in the ordinary course of business or otherwise and whether written or oral, which default or non-compliance would have a Material Adverse Effect, and there has not occurred any event that with the lapse of time or the giving of notice, or both, would constitute such a default or non-compliance by Advance or any Advance Subsidiary.

      (c) Neither Advance nor any Advance Subsidiary is a party or has agreed to enter into an exchange traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is not included in Advance's audited financial statements at and for the year ended June 30, 2004 and is a derivatives contract (including various combinations thereof) (each, a "Derivatives Contract") or owns securities that are referred to generically as "structured notes," "high risk mortgage derivatives," "capped floating rate notes" or "capped floating rate mortgage derivatives."

      2.13 PROPERTIES AND INSURANCE.

      (a) All real and personal property owned by Advance or any of the Advance Subsidiaries or presently used by them in their respective businesses is in adequate condition (ordinary wear and tear excepted) and is sufficient to carry on the business of Advance and the Advance Subsidiaries in the ordinary course of business consistent with their past practices. Advance and each of the Advance Subsidiaries has good and, as to owned real property, marketable title to all material assets and properties, whether real or personal, tangible or intangible, reflected in Advance's consolidated balance sheet as of June 30, 2004, or owned and acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since June 30, 2004), subject to no encumbrances, liens, mortgages, securities interests or pledges, except (i) those items that secure liabilities that are reflected in said consolidated balance sheet or the notes thereto or have been incurred in the ordinary course of business after the date of such consolidated balance sheet,
(ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, (iii) such encumbrances, liens, mortgages, securities interests, pledges and title imperfections that are not in the aggregate material to the business, results of operations, assets or financial condition of Advance and the Advance Subsidiaries taken as a whole, and (iv) with respect to owned real property, title imperfections noted in title reports prior to the date hereof. Advance and the Advance Subsidiaries as lessees have the right under valid and subsisting leases to occupy, use, possess and control all property leased by them in all material respects as presently occupied, used, possessed and controlled by Advance and the Advance Subsidiaries and the consummation of the transactions contemplated hereby and by the Agreement of Merger will not affect any such right in a way that would have a Material Adverse Effect. Advance Disclosure Schedule 2.13(a) sets forth an accurate listing of each lease pursuant to which Advance or any Advance Subsidiary acts as lessor or lessee, including the expiration date and the terms of any renewal options which relate to the same.

      (b) The business operations and all insurable properties and assets of Advance and the Advance Subsidiaries are insured for its benefit against all risks which, in the reasonable judgment of the management of Advance and Advance Savings, should be insured against, in each case under valid, binding and enforceable policies or bonds issued by insurers of recognized responsibility, in such amounts with such deductibles and against such risks and losses as are in the opinion of the management of Advance and Advance Savings adequate for the business engaged in by Advance and the Advance Subsidiaries. As of the date hereof, neither Advance nor any Advance Subsidiary has received any notice of cancellation or notice of a material amendment of any such insurance policy or bond or is in default under such policy or bond, no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion.

      2.14 ENVIRONMENTAL MATTERS. For purposes of this Agreement, the following terms shall have the indicated meaning:

      "Environmental Law" means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances. The term Environmental Law includes without limitation (1) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C.
Section 9601, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901, et seq; the Clean Air Act, as amended, 42 U.S.C. Section 7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C.
Section 1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C.
Section 9601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. Section 11001, et seq; the Safe Drinking Water Act, 42 U.S.C.

Section 300f, et seq; and all comparable state and local laws, and (2) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Substance.

      "Hazardous Substance" means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any regulated material containing any such substance as a component. Hazardous Substances include without limitation petroleum (including crude oil or any fraction thereof), asbestos, radioactive material, and polychlorinated biphenyls.

      "Loan Portfolio Properties" means those properties which serve as collateral for loans owned by Advance or any of the Advance Subsidiaries.

      "Other Properties Owned" means those properties owned, leased or operated by Advance or any of the Advance Subsidiaries which are not Loan Portfolio Properties.

      (a) To the best knowledge of Advance and the Advance Subsidiaries, neither Advance nor any Advance Subsidiary has been or is in violation of or liable under any Environmental Law except any such violations or liabilities which would not singly or in the aggregate have a Material Adverse Effect.

      (b) To the best knowledge of Advance and the Advance Subsidiaries, none of the Loan Portfolio Properties has been or is in violation of, or is the subject of liability under, any Environmental Law except any such violations or liabilities which would not, individually or in the aggregate, have a Material Adverse Effect.

      (c) To the best knowledge of Advance and the Advance Subsidiaries, none of the Other Properties Owned is the subject of liability under or has been or is in violation of, any Environmental Law.

      (d) To the best knowledge of Advance and the Advance Subsidiaries, there are no actions, suits, demands, notices, claims, investigations or proceedings pending or threatened relating to the liability of the Loan Portfolio Properties and Other Properties Owned under any Environmental Law, including without limitation any notices, demand letters or requests for information from any federal or state environmental agency relating to any such liabilities under or violations of Environmental Law.

      (e) Advance Disclosure Schedule 2.14(e) lists (i) any environmental studies which have been undertaken by, or on behalf of, Advance or any Advance Subsidiary with respect to the Other Properties Owned and (ii) and correspondence known to Advance or any Advance Subsidiary with respect to the Other Properties Owned and issues related to Environmental Laws.

      2.15 ALLOWANCE FOR LOAN LOSSES AND REAL ESTATE OWNED. The allowance for loan losses reflected on Advance's consolidated balance sheets included in the consolidated financial statements referred to in Section 2.04 hereof is, in the opinion of Advance's management, adequate in all material respects as of their respective dates under the requirements of generally accepted accounting principles to provide for reasonably anticipated losses on outstanding loans net of recoveries. The real estate owned reflected on the consolidated balance sheets included in the consolidated financial statements referred to in Section
2.04 hereof is carried at the lower of cost or fair value, or the lower of cost or net realizable value, as required by generally accepted accounting principles.

      2.16 MINUTE BOOKS. Since January 1, 2001, the minute books of Advance and each Advance Subsidiary contain complete and accurate records of all meetings and other corporate action held or taken by their respective Boards of Directors (including committees of their respective Board of Directors) and stockholders in all material respects.

      2.17 BROKER FEES. Except for Keefe, Bruyette & Woods, Inc., neither Advance nor any Advance Subsidiary or any of the respective directors or officers of such companies has employed any consultant, broker or finder or incurred any liability for any consultant's, broker's or finder's fees or commissions in connection with any of the transactions contemplated by this Agreement.

      2.18 PROXY STATEMENT INFORMATION. None of the information relating to it which is included in the proxy statement distributed by Advance to its stockholders in order to solicit their approval of this Agreement and the transactions contemplated hereby ("Proxy Statement"), as of the date such Proxy Statement is mailed to its stockholders and up to and including the date of the meeting of its stockholders to which such Proxy Statement relates, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date.

      2.19 TRANSACTIONS WITH AFFILIATES. Except as set forth in Advance Disclosure Schedule 2.19, there are no existing or pending transactions, nor are there any agreements or understandings, with any directors, officers or employees of Advance or Advance Savings (collectively, "Affiliates"), relating to, arising from or affecting Advance and Advance Savings, including, without limitation, any transactions, arrangements or understandings relating to the purchase or sale of goods or services, the lending of monies or the sale, lease or use of any assets of Advance or Advance Savings.

      2.20 REQUIRED VOTE; FAIRNESS OPINION.

      (a) This Agreement and the transactions contemplated hereby are required to be approved on behalf of Advance by the affirmative vote of the holders of at least a majority of the outstanding shares of Advance Common Stock at a meeting called for such purpose. No other vote of the stockholders of Advance is required by law, Advance's Certificate of Incorporation,

Advance's Bylaws or otherwise to approve this Agreement and the transactions contemplated hereby.

      (b) Advance has received a written opinion of Keefe, Bruyette & Woods, Inc., dated the date hereof, to the effect that, as of such date, the Merger Consideration to be paid to the stockholders of Advance pursuant to this Agreement is fair from a financial point of view to such holders of Advance Common Stock.

      2.21 DISCLOSURES. No representation or warranty contained in Article II of this Agreement, and no statement contained in the Advance Disclosure Schedules, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein not misleading.

                                  ARTICLE III

            REPRESENTATIONS AND WARRANTIES OF PARKVALE AND THE BANK

      References to "Parkvale Disclosure Schedules" shall mean all of the disclosure schedules required by this Article III, dated as of the date hereof and referenced to the specific sections and subsections of Article III of this Agreement, which have been delivered by Parkvale to Advance. Parkvale and the Bank hereby represent and warrant to Advance and Advance Savings as follows as of the date hereof:

      3.01 CORPORATE ORGANIZATION.

      (a) Parkvale is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Parkvale has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect (as defined in Section 2.01). Parkvale is registered as a savings and loan holding company under the HOLA.

      (b) The Bank is duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and is a wholly-owned subsidiary of Parkvale. The Bank has the corporate power and authority to own or lease all of its properties and assets and to conduct its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect.

      (c) At the Effective Time, Interim will be duly organized, validly existing and in good standing as a corporation under the laws of the State of Delaware. Interim will not engage in any business other than in connection with the transactions contemplated by this Agreement and the Agreement of Merger and Interim will have no material obligations or liabilities other than its obligations hereunder.

      3.02 AUTHORITY; NO VIOLATION.

      (a) Parkvale and the Bank have full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Parkvale and the Bank, and no other corporate proceedings on the part of Parkvale or the Bank are necessary to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Parkvale and the Bank and constitutes a valid and binding obligation of Parkvale and the Bank, enforceable against them in accordance with and subject to its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally, and except that the availability of equitable remedies (including, without limitation, specific performance) is within the discretion of the appropriate court.

      (b) Prior to the Effective Time, Interim will have full corporate power and authority to execute and deliver the Agreement of Merger and to consummate the transactions contemplated thereby in accordance with the terms thereof. Prior to the Effective Time, the execution and delivery of the Agreement of Merger by Interim and the consummation of the transactions contemplated thereby will have been duly and validly approved by the Board of Directors of Interim and by Parkvale as the sole stockholder of Interim, and no other corporate proceedings on the part of Interim are necessary to consummate the transactions so contemplated. The Agreement of Merger, upon its execution and delivery by Interim, will constitute a valid and binding obligation of Interim, enforceable against it in accordance with and subject to its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally, and except that the availability of equitable remedies (including, without limitation, specific performance) is within the discretion of the appropriate court.

      (c) None of the execution and delivery of this Agreement by Parkvale and the Bank, the execution and delivery of the Agreement of Merger by Interim, the consummation by Parkvale and the Bank of the transactions contemplated hereby in accordance with the terms hereof, the consummation by Interim of the transactions contemplated by the Agreement of Merger, compliance by Parkvale or the Bank with any of the terms or provisions hereof or compliance by Interim with any terms or provisions of the Agreement of Merger, will (i) violate any provision of the Articles of Incorporation, Charter or Bylaws of Parkvale, the Bank or Interim, (ii) assuming that the consents and approvals set forth below are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parkvale, the Bank or Interim or any of their respective properties or assets, or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of Parkvale, the Bank or Interim under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parkvale, the Bank or Interim is a party, or by which any of their respective properties or assets may be bound or affected, except, with respect to (ii) and (iii) above, such as individually or in the aggregate will not have a Material Adverse Effect. Except for consents and approvals of or filings or registrations with or notices to the SEC, the Secretary of State of the State of Delaware, the OTS, the Department, the FDIC and the Commissioner of Banking of West Virginia, no consents or approvals of or filings or registrations with or notices to any federal, state, municipal or other governmental or regulatory commission, board, agency or non-governmental third party are required on behalf of Parkvale, the Bank and Interim in connection with (a) the execution and delivery of this Agreement by Parkvale and the Bank or the execution and delivery of the Agreement of Merger by Interim and (b) the completion by Parkvale and the Bank of the transactions contemplated hereby or the completion by Interim of the transactions contemplated by the Agreement of Merger.

      (d) As of the date hereof, neither Parkvale nor the Bank is aware of any reasons relating to Parkvale or the Bank why all consents and approvals shall not be procured from all regulatory agencies having jurisdiction over the transactions contemplated by this Agreement as shall be necessary for consummation of the transactions contemplated hereby. The Bank's most recent Community Reinvestment Act rating is not less than satisfactory.

      3.03 FINANCIAL STATEMENTS.

      (a) Parkvale has previously delivered to Advance copies of the consolidated statements of financial condition of Parkvale as of June 30, 2004 and 2003, and the related consolidated statements of earnings, comprehensive income, stockholders' equity and cash flows for the years ended June 30, 2004, 2003 and 2002, accompanied by the audit report of Parente Randolph, LLC, independent certified public accountants, for fiscal 2004 and by the audit reports of Ernst & Young, independent certified public accountants, for fiscal 2003 and 2002. The consolidated statements of financial condition of Parkvale referred to herein, as well as the financial statements to be delivered pursuant to Section 4.04 hereof (including the related notes, where applicable) fairly present or will fairly present, as the case may be, the consolidated financial condition of Parkvale as of the respective dates set forth therein, and the related consolidated statements of earnings, stockholders' equity and cash flows (including the related notes, where applicable) fairly present or will fairly present, as the case may be, the results of the consolidated earnings, stockholders' equity and cash flows of Parkvale for the respective periods or as of the respective dates set forth therein (it being understood that Parkvale's interim financial statements are not audited and are not prepared with all related notes and are subject to normal year end adjustments but reflect all adjustments which are, in the opinion of Parkvale, necessary for a fair presentation of such financial statements).

      (b) Each of the financial statements referred to in this Section 3.03 (including the related notes, where applicable) has been or will be, as the case may be, prepared in accordance with generally accepted accounting principles consistently applied during the periods involved. The books and records of Parkvale and the Bank are being maintained in material compliance with applicable legal and accounting requirements and reflect only actual transactions.

      (c) Except to the extent reflected, disclosed or reserved against in the consolidated financial statements referred to in the first sentence of this
Section 3.03 or the notes thereto or liabilities incurred since June 30, 2004 in the ordinary course of business and consistent with past practice, neither Parkvale nor the Bank has any obligation or liability, whether absolute, accrued, contingent or otherwise, which would have a Material Adverse Effect.

      3.04 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since June 30, 2004, (i) Parkvale and the Bank have conducted their businesses in the ordinary and usual course and (ii) no event has occurred or circumstances arisen that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Parkvale.

      3.05 ABILITY TO PAY MERGER CONSIDERATION. Parkvale will have available to it, immediately prior to the Effective Time, sufficient cash to pay the Aggregate Merger Consideration to stockholders of Advance as set forth in
Section 1.07.

      3.06 LEGAL PROCEEDINGS. Neither Parkvale nor the Bank is a party to any, and there are no pending or, to the best knowledge of Parkvale and the Bank, threatened legal, administrative, arbitration or other proceedings, claims, actions or governmental investigations of any nature against Parkvale or the Bank, except such proceedings, claims actions or governmental investigations which in the good faith judgment of Parkvale and the Bank are not reasonably expected to have a Material Adverse Effect. Neither Parkvale nor the Bank is a party to any order, judgment or decree which has had or is reasonably expected to have a Material Adverse Effect.

      3.07 BROKER FEES. Other than fees payable to Boenning & Scattergood, Inc., neither Parkvale nor the Bank, nor any of their respective directors or officers, has employed any consultant, broker or finder or incurred any liability for any consultant's, broker's or finder's fees or commissions in connection with any of the transactions contemplated by this Agreement.

      3.08 CERTAIN INFORMATION. None of the information relating to Parkvale or the Bank supplied or to be supplied by Parkvale to Advance expressly for inclusion in the Proxy Statement, as of the date such Proxy Statement is mailed to shareholders of Advance and up to and including the date of the meeting of shareholders to which such Proxy Statement relates, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

      3.09 DEPOSIT INSURANCE. The deposit accounts of the Bank are insured by the Savings Association Insurance Fund administered by the FDIC to the maximum extent permitted by the

FDIA, and the Bank has paid all premiums and assessments required by the FDIA and the regulations thereunder.

      3.10 DISCLOSURES. No representation or warranty contained in Article III of this Agreement, and no statement contained in the Parkvale Disclosure Schedules, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein not misleading.

      3.11 COMPLIANCE WITH LAWS.

      (a) Parkvale and the Bank have all permits, licenses, certificates of authority, orders and approvals of, and have made all filings, applications and registrations with, federal, state, local and foreign governmental or regulatory bodies that are required in order to permit them to carry on their respective businesses as they are presently being conducted and the absence of which could reasonably be expected to have a Material Adverse Effect; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect; and to the best knowledge of Parkvale and the Bank, no suspension or cancellation of any of the same is threatened.

      (b) Neither Parkvale nor the Bank is in violation of its Articles of Incorporation, Charter, Bylaws or other governing documents, or of any applicable federal, state or local law or ordinance or any order, rule or regulation of any federal, state, local or other governmental agency or body (including, without limitation, all banking, securities, municipal securities, safety, health, zoning, anti-discrimination, antitrust, and wage and hour laws, ordinances, orders, rules and regulations), or in default with respect to any order, writ, injunction or decree of any court, or in default under any order, license, regulation or demand of any governmental agency, any of which violations or defaults could reasonably be expected to have a Material Adverse Effect, and neither Parkvale nor the Bank has received any notice or communication from any federal, state or local governmental authority asserting that Parkvale or the Bank is in violation of any of the foregoing which violation could reasonably be expected to have a Material Adverse Effect. Neither Parkvale nor the Bank is subject to any regulatory or supervisory cease and desist order, agreement, written directive, memorandum of understanding or written commitment (other than those of general applicability to all commercial banks issued by governmental authorities), and neither of them have received any written communication requesting that it enter into any of the foregoing.

                                   ARTICLE IV

                            COVENANTS OF THE PARTIES

      4.01 CONDUCT OF THE BUSINESS OF ADVANCE AND ADVANCE SAVINGS. During the period from the date hereof to the Effective Time, Advance and each of the Advance Subsidiaries shall conduct their respective businesses and engage in transactions permitted hereunder or only in the ordinary course and consistent with past practice. Advance and each of the Advance Subsidiaries shall use all reasonable efforts to (i) preserve their business organization intact, (ii) keep available for themselves, Parkvale and the Bank the present services of the employees of Advance and the Advance Subsidiaries, and (iii) preserve for themselves, Parkvale and the Bank the goodwill of their customers and others with whom business relationships exist.

      4.02 NEGATIVE COVENANTS. Advance and Advance Savings agree that from the date hereof to the Effective Time, except as otherwise approved by Parkvale in writing (which approval shall not be unreasonably withheld) or as permitted or required by this Agreement, neither Advance nor any Advance Subsidiary will:

      (i) amend or change any provision of its Certificate of Incorporation, Charter, Bylaws or other governing documents unless such amendment shall be necessary to complete the Merger, Bank Merger or Liquidation;

      (ii) change the number of shares of its authorized or issued capital stock (except upon the exercise of Advance Options as set forth in Advance Disclosure
Schedule 2.02) or issue or grant any option, warrant, call, commitment, subscription, award, right to purchase or agreement of any character relating to the authorized or issued capital stock of Advance, or any securities convertible into shares of such capital stock, or split, combine or reclassify any shares of its capital stock, or redeem or otherwise acquire any shares of such capital stock;

      (iii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the capital stock of Advance or Advance Savings; provided however, that Advance shall be permitted to continue to declare and pay its regular quarterly cash dividends of $0.10 per share for each full calendar quarter prior to the Effective Time but no dividends shall be declared or paid for any partial quarterly period;

      (iv) grant any severance or termination pay (other than pursuant to binding contracts, plans, or policies of Advance or Advance Savings in effect on the date hereof and disclosed to Parkvale on Advance Disclosure Schedule 2.12(a)) to, or enter into or amend any employment, consulting or compensation agreement with, any of its directors, officers or employees; or award any increase in compensation or benefits to its directors, officers or employees except for the payment and accrual of bonus compensation for calendar year 2004 as set forth in Advance Disclosure Schedule 4.02(iv) and in the case of employees, such as may be granted in the ordinary course of business and consistent with past practices and policies not to exceed 4.5% of the current salary of each respective employee;

      (v) enter into or modify (except as may be required by applicable law or as may be required by Section 4.12 hereof), any pension, retirement, stock option, stock purchase, stock grant, stock appreciation right, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; or make any contributions to the employee stock ownership plan of Advance ("Advance ESOP") or any other defined contribution plan or any defined benefit pension or retirement plan other than in the ordinary course of business consistent with past practice and policies;

      (vi) purchase or otherwise acquire, or sell or otherwise dispose of, any assets or incur any liabilities other than in the ordinary course of business consistent with past practice and policies;

      (vii) enter into any new capital commitments or make any capital expenditures in excess of $25,000 each, and $100,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof and expenditures necessary to maintain existing assets in good repair;

      (viii) file any applications or make any contract with respect to branching or site location or relocation;

      (ix) make any material change in its accounting methods or practices, other than changes required by changes in applicable laws or regulations or generally accepted accounting principles, or change any of its methods of reporting income and deductions for federal income tax purposes, except as required by changes in applicable laws or regulations;

      (x) change its lending, investment, deposit or asset and liability management or other banking policies in any material respect except as may be required by applicable law or regulations;

      (xi) enter into any futures contract, option or other agreement or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

      (xii) incur any liability for borrowed funds (other than in the case of deposits, federal funds purchased, securities sold under agreements to repurchase and FHLB advances in the ordinary course of business) or place upon or permit any lien or encumbrance upon any of its properties or assets, except liens of the type permitted in the exceptions to Section 2.13(a).

      (xiii) acquire in any manner whatsoever (other than to realize upon collateral for a defaulted loan) any business or entity;

      (xiv) engage in any transaction with an Affiliate;

      (xv) discharge or satisfy any material lien or encumbrance or pay any material obligation or liability (absolute or contingent) other than at scheduled maturity or in the ordinary course of business;

      (xvi) enter or agree to enter into any agreement or arrangement granting any preferential right to purchase any of its assets or rights or requiring the consent of any party to the transfer and assignment of any such assets or rights;

      (xvii) invest in any investment securities other than United States government agencies, mortgage-backed securities and insured certificates of deposit with a maturity of two (2) years or less (7 years or less for mortgage-backed securities) or federal funds;

      (xviii) make or commit to make any commercial real estate loan to any one person or entity (together with "affiliates of such person or entity) in excess of $300,000 in the aggregate;

      (xix) take any action that would result in any of its representations and warranties contained in Article II of this Agreement not being true and correct in any material respect at the Effective Time; or

      (xx) agree to do any of the foregoing.

      4.03 NO SOLICITATION. Advance and Advance Savings agree that neither they nor any of their respective officers or directors shall, and that they shall direct and use their reasonable best efforts to cause each of their employees, investment bankers, financial advisors, attorneys, accountants and other agents and representatives not to, directly or indirectly, initiate, solicit, encourage, facilitate any inquiries or hold discussions or negotiations with, or provide any information to, any person, entity or group (other than Parkvale and the Bank) concerning any merger, sale of substantial assets or liabilities not in the ordinary course of business, sale of shares of capital stock or similar transactions involving Advance or any Advance Subsidiary (an "Acquisition Transaction"); provided, however, that Advance may provide information in connection with an unsolicited possible Acquisition Transaction if the Board of Directors of Advance, after receiving advice of counsel, determines in good faith that the failure to do so would or could reasonably be expected to constitute a breach of its fiduciary duties under applicable law. Advance and Advance Savings agree that they will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Transaction. Advance will promptly communicate to Parkvale the terms of any proposal which it may receive in respect of any such Acquisition Transaction.

      4.04 CURRENT INFORMATION. During the period from the date hereof to the Effective Time, each party will cause one or more of its designated representatives to confer on a monthly or more frequent basis, as either party may reasonably request, with representatives of the other party regarding its business, operations, prospects, assets and financial condition and matters relating to the completion of the transactions contemplated hereby. Within 25 days after the end of each month, each party shall provide the other party with a statement of financial condition and a statement of earnings, without related notes, for such month prepared in accordance with past practices as presented to its Board of Directors. On a monthly basis, Advance and Advance Savings shall furnish Parkvale with a report, in such detail as reasonably requested by Parkvale, indicating all loans which have been originated, purchased or sold during such period as well as all applications for loans which have been received for processing ("pipeline report") subject to Advance and Advance Savings maintaining the confidentiality of the parties associated with such applications.

      4.05 ACCESS TO PROPERTIES AND RECORDS; CONFIDENTIALITY.

      (a) Advance and each of the Advance Subsidiaries shall permit Parkvale and its representatives reasonable access, upon advance notice, to their properties, and shall disclose and make available to Parkvale all books, papers and records relating to the assets, stock ownership, properties, operations, obligations and liabilities of Advance and the Advance Subsidiaries, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors' and stockholders' meetings (excluding minutes related to the transactions contemplated by this Agreement or other Acquisition Transactions), organizational documents, bylaws, material contracts and agreements, filings with any regulatory authority, accountants' work papers, litigation files (except to the extent necessary to preserve attorney-client privilege), plans affecting employees, and any other business activities or prospects in which Parkvale may have a reasonable interest. Advance and the Advance Subsidiaries shall not be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of any customer or would contravene any law, rule, regulation, order or judgment. Advance and each of the Advance Subsidiaries will use their best efforts to obtain waivers of any such restriction and in any event make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. Advance and each of the Advance Subsidiaries shall make its directors, officers, employees and agents and authorized representatives (including counsel and independent public accountants) available to confer with Parkvale and its representatives, provided that such access shall be reasonably related to the transactions contemplated hereby and not unduly interfere with normal operations.

      (b) All information furnished previously in connection with the transactions contemplated by this Agreement or pursuant hereto shall be treated as the sole property of the party furnishing the information until consummation of the Merger and, if such Merger shall not occur, the party receiving the information shall, at the request of the party which furnished such information, either return to the party which furnished such information or destroy all documents or other materials containing, reflecting or referring to such information; shall use its best effort to keep confidential all such information; shall use such information only for the purpose of consummating the transactions contemplated by this Agreement; and shall not directly or indirectly use such information for any competitive or commercial purposes. The obligation to keep such information confidential shall continue for three years from the date the proposed Merger is abandoned but shall not apply to (i) any information which (A) the party receiving the information can establish by convincing evidence was already in its possession prior to the disclosure thereof to it by the party furnishing the information; (B) was then generally known to the public; (C) became known to the public through no fault of the party receiving the information; or (D) was disclosed to the party receiving the information by a third party not bound by an obligation of confidentiality; or
(ii) disclosures pursuant to a legal requirement or in accordance with an order of a court of competent jurisdiction.

      (c) No investigation by either of the parties hereto or their respective representatives shall affect the representations, warranties, covenants or agreements of the other party set forth herein.

      4.06 REGULATORY MATTERS.

      (a) Each of Advance, Advance Savings, Parkvale and the Bank shall cooperate with each other and use their best efforts to prepare all necessary documentation to effect all necessary filings within 30 days from the date of this Agreement and to obtain all necessary permits, consents, approvals and authorizations of all third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement as soon as practicable. The parties shall each have the right to review and approve in advance all information relating to the other, as the case may be, and any of their respective subsidiaries, which appears in any filing made with, or written material submitted to, any third party or governmental body in connection with the transactions contemplated by this Agreement.

      (b) Each of the parties will furnish each other with all information concerning themselves, their directors, officers and stockholders and such other matters as may be necessary or advisable in connection with any statement or application made by or on behalf of them to any governmental body in connection with the Merger and the other transactions, applications or filings contemplated by this Agreement.

      (c) Each of the parties will promptly furnish each other with copies of written communications received by them from, or delivered by any of the foregoing to, any governmental body in connection with the Merger and the other transactions, applications or filings contemplated by this Agreement.

      (d) Each of Advance and Parkvale agrees that if such party shall become aware prior to the mailing date of the Proxy Statement of any information furnished by such party that would cause any of the statements in the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other parties thereof and to take the necessary steps to correct the Proxy Statement.

      4.07 APPROVAL OF STOCKHOLDERS. Advance will (a) take all steps necessary to duly call, give notice of, convene and hold a meeting of its stockholders as soon as reasonably practicable, but in no event later than December 22, 2004, for the purposes of securing the adoption of such stockholders of this Agreement and the Agreement of Merger, provided that Advance shall not be required to hold the meeting by such date if the SEC selects the Proxy Statement for review and delays in obtaining SEC clearance of the Proxy Statement preclude the Proxy Statement from being mailed in a timely manner prior to such date, (b) recommend to its stockholders the approval of this Agreement and the Agreement of Merger and the transactions contemplated hereby and thereby, and use its best efforts to obtain, as promptly as practicable, such approvals, provided, however, that the Board of Directors of Advance may fail to make such recommendation, or withdraw, modify or change any such recommendation, if such Board of Directors, after having consulted with and considered the advice of outside counsel, has determined in good faith that the making of such recommendation or the failure to withdraw, modify or change such recommendation, would or could reasonably be expected to constitute a breach of the fiduciary duties of such directors under applicable law, and (c) cooperate and consult with Parkvale and the Bank with respect to the foregoing matters. Notwithstanding anything to the contrary herein, this Agreement and the Agreement of Merger shall be submitted to the Advance stockholders at a duly called meeting of stockholders for the purpose of adopting this Agreement and the Agreement of Merger and nothing herein shall be deemed to relieve Advance of such obligation.

      4.08 FURTHER ASSURANCES. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all reasonable action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to satisfy the conditions to closing contained herein and to consummate and make effective the transactions contemplated by this Agreement and the Agreement of Merger. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary action. Nothing in this section shall be construed to require any party to participate in any threatened or actual legal, administrative or other proceedings (other than proceedings, actions or investigations to which it is a party or subject or threatened to be made a party or subject) in connection with consummation of the transactions contemplated by this Agreement unless such party shall consent in advance and in writing to such participation and the other party agrees to reimburse and indemnify such party for and against any and all costs and damages related thereto.

      4.09 DISCLOSURE SUPPLEMENTS. From time to time prior to the Effective Time, each party will promptly supplement or amend its respective Disclosure Schedules delivered pursuant hereto with respect to any matter hereafter arising which, if existing, occurring or known as of the date hereof, would have been required to be set forth or described in such Schedules or which is necessary to correct any information in such Schedules which has been rendered inaccurate thereby. No supplement or amendment to such Schedules shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article V or the compliance by Advance and the Advance Subsidiaries with the covenants set forth in Section 4.01 hereof.

      4.10 PUBLIC ANNOUNCEMENTS. The parties hereto shall approve in advance the substance of and cooperate with each other in the development and distribution of all news releases and other public disclosures with respect to this Agreement or any of the transactions contemplated hereby, except as may be otherwise required by law or regulation and as to which the parties releasing such information have used their best efforts to discuss with the other parties in advance.

      4.11 FAILURE TO FULFILL CONDITIONS. In the event that either of the parties hereto determines that a condition to its respective obligations to consummate the transactions contemplated hereby cannot be fulfilled on or prior to December 31, 2004 and that it will not waive that condition, it will promptly notify the other party. Parkvale and Advance will promptly inform the other of any facts applicable to them, or their respective directors or officers, that would be likely to prevent or materially delay approval of the Merger by any governmental authority or which would otherwise prevent or materially delay completion of the Merger.

      4.12 CERTAIN POST-MERGER AGREEMENTS.

      The parties hereto agree to the following arrangements following the Effective Time:

      (a) Transferred Employees. Subject to the provisions of this Section 4.12, all employees immediately prior to the Effective Time who are employed by Parkvale or the Bank immediately following the Effective Time ("Transferred Employees") will be covered by the employee benefit plans of Parkvale and/or the Bank on substantially the same basis as any employee of Parkvale and/or the Bank in a comparable position. Notwithstanding the foregoing, Parkvale may determine to continue any of the Advance Plans for Transferred Employees in lieu of offering participation in the benefit plans of Parkvale and/or the Bank providing similar benefits (e.g., medical and hospitalization benefits), to terminate or suspend any of the Advance Plans, or to merge any such Benefits Plans with the benefit plans of Parkvale and/or the Bank, provided the result is the provision of benefits to Transferred Employees that are substantially similar to the benefits provided to the employees of Parkvale and/or the Bank generally. Except as specifically provided in this Section 4.12 and as otherwise prohibited by law, Transferred Employees service with Advance or Advance Savings shall be recognized as service with Parkvale or the Bank for purposes of eligibility to participate and vesting, if applicable (but not for purposes of benefit accrual) under the benefit plans of Parkvale and/or the Bank, subject to applicable break-in-service rules. However, notwithstanding anything to the contrary herein, Transferred Employees shall not be eligible to participate in the Parkvale Financial Corporation Employee Stock Ownership Plan until the plan year commencing in 2005. Notwithstanding anything herein to the contrary, after the Effective Time, (x) any amendment to, or grant of additional benefits under, any Advance Plan, including stock based plans (but not including the Advance ESOP or Advance 401(k) plan), which continues to exist subsequent to the Effective Time, shall require the prior consent of Parkvale, and (y) Parkvale may cause any of the Advance Plans which continue to exist, including stock based plans, to be amended in order to provide that employees of Parkvale or the Bank may be participants in such plans.

      (b) Health Plans. Parkvale will use (i) its best efforts to cause any pre-existing condition, limitation or exclusion in its medical, long-term disability and life insurance plans to not apply to Transferred Employees or their covered dependents who are covered under a medical or hospitalization indemnity plan maintained by Advance or Advance Savings on the Effective Time and who then change coverage to Parkvale's or the Bank's medical or hospitalization indemnity health plan at the time such Transferred Employees are first given the option to enroll and (ii) honor under such plans any deductibles and annual out-of-pocket contributions incurred by the Transferred Employees during the calendar year prior to the Effective Time.

      (c) Advance ESOP. Advance shall take all necessary action to cause the Advance ESOP to be terminated as of the Effective Time. The aggregate Merger Consideration received by the Advance ESOP trustee in connection with the Merger with respect to the unallocated shares of

Advance Common Stock shall be first applied by the Advance ESOP trustee to the full repayment of the Advance ESOP loan. The balance of the Merger Consideration (if any) received by the Advance ESOP trustee with respect to the unallocated shares of Advance Common Stock shall be allocated as earnings to the accounts of all participants in the Advance ESOP who have accounts remaining under the Advance ESOP (whether or not such participants are then actively employed) and beneficiaries in proportion to the account balances of such participants and beneficiaries, in accordance with the Advance ESOP's terms and conditions in effect as of the date of this Agreement, to the maximum extent permitted under the Code and applicable law, except as set forth in Advance Disclosure Schedule 4.12(c). The accounts of all participants and beneficiaries in the Advance ESOP immediately prior to the Effective Time shall become fully vested as of the Effective Time. As soon as practicable after the date hereof, but in no event later than 60 days after the date of this Agreement, Advance shall file or cause to be filed all necessary documents with the IRS for a determination letter for termination of the Advance ESOP as of the Effective Time, with a copy to be provided to Parkvale and its counsel no later than five days prior to its filing. As soon as practicable after the later of the Effective Time or the receipt of a favorable determination letter for termination from the IRS, the account balances in the Advance ESOP shall be distributed to participants and beneficiaries or transferred to an eligible individual retirement account as a participant or beneficiary may direct. Prior to the Effective Time, no prepayments shall be made on the Advance ESOP loan and contributions to the Advance ESOP and payments on the Advance ESOP loan shall be made consistent with past practices on the regularly scheduled payment dates.

      (d) Advance 401(k) Plan. Advance shall take all necessary action to cause the Advance Financial Savings Bank Employee's Profit Sharing Plan & Trust ("Advance 401(k) Plan") to be terminated prior to the Effective Time ("Termination Date"). The accounts of all participants and beneficiaries in the Advance 401(k) Plan shall become fully vested as of the Termination Date. As soon as practicable after the date hereof, but in no event later than 60 days after the date of this Agreement, Advance shall file or cause to be filed all necessary documents with the IRS for a determination letter for termination of the Advance 401(k) Plan as of the Termination Date, with a copy to be provided to Parkvale and its counsel no later than five days prior to its filling. As soon as practicable after the later of the Termination Date or the receipt of a favorable determination letter for termination from the IRS, the account balances in the Advance 401(k) Plan shall be distributed as a participant or beneficiary may direct, consistent with applicable laws and regulations.

      (e) Existing Employment Agreements. In satisfaction of the obligations of Advance Savings under its employment agreement with Mr. Gagliardi, concurrently with the execution of this Agreement Parkvale, Advance and Advance Savings shall enter into a Termination and Release Agreement with Stephen M. Gagliardi as set forth in Exhibit D hereto. Parkvale shall honor the other employment agreements of Advance Savings, in effect as of the date of this Agreement, each of which is disclosed on Advance Disclosure Schedule 4.12(d), which schedule describes and quantifies in reasonable detail the maximum amount of payments and benefits which could become due and payable to each such person (assuming the Merger is consummated on or before December 31, 2004) under each of the employment agreements as a result of a termination of employment and/or a change in control of Advance or Advance Savings. As of the date hereof, the Bank shall enter into an Addendum to each such agreement in the form and substance as set forth at Exhibit F hereto.

      (f) Consulting and Noncompetition Agreement. Concurrently with the execution of this Agreement, Parkvale shall enter into a Consulting and Noncompetition Agreement with Stephen M. Gagliardi as set forth in Exhibit E hereto.

      (g) Employee Severance. Any person who is currently serving as an employee of either Advance or Advance Savings and continues as such immediately prior to the Effective Time (other than those employees covered by a written employment or change in control agreement set forth in Advance Disclosure Schedule 2.08(j)) whose employment is discontinued by Parkvale or the Bank (including those employees who are asked to transfer to other positions and/or locations of Parkvale or the Bank and choose not to do so) within one year after the Effective Time (unless termination of such employment is for Cause (as defined below)) shall be entitled to a severance payment from the Bank in an amount equal to one week's salary for each year of service at Advance or Advance Savings, with a minimum benefit of one week of salary and a maximum benefit of ten (10) weeks of salary and the continuation of participation in the group health insurance plans sponsored by Parkvale or Advance without the payment of premiums by the former employee or dependents for a period of two months. For purposes of this Section 4.12(f), "Cause" shall mean termination because of the employee's personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties or willful violation of any law, rule or regulation (other than traffic violations or similar offenses). Advance and Advance Savings agree to terminate their Change in Control Severance Pay Plan prior to the Effective Time. With respect to accrued but unused sick leave and vacation pay as of December 31, 2004, the employees of Advance and Advance Savings will receive the benefit of such leave in accordance with current Advance policies. In periods subsequent to December 31, 2004, the employees of Advance and Advance Savings will receive accruals for unused sick leave and accruals and payouts for vacation pay based upon the policies of the Bank.

      (h) Indemnification. Parkvale shall indemnify and hold harmless each present and former director, officer and employee of Advance and Advance Savings determined as of the Effective Time (the "Indemnified Parties") against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (collectively, "Claims"), to the fullest extent to which such Indemnified Parties were entitled under Delaware law or under the Certificate of Incorporation and Bylaws of Advance or Advance Savings as in effect on the date hereof, for a period of six years following the Effective Time; provided, however, that all rights to indemnification in respect to any claim asserted or made within such period shall continue until the final disposition of such claim. Indemnified Parties shall be third-party beneficiaries to this Section 4.12(g).

      Any Indemnified Party wishing to claim indemnification under this Section 4.12(g), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parkvale, but the failure to so notify shall not relieve Parkvale of any liability it may have to such Indemnified Party if such failure does not materially prejudice Parkvale. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Parkvale shall have the right to assume the defense thereof and Parkvale shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Parkvale elects not to assume such defense or if counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between Parkvale and the Indemnified Parties, the Indemnified Parties may retain counsel which is reasonably satisfactory to Parkvale, and Parkvale shall pay, promptly as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest), (ii) the Indemnified Parties will cooperate in the defense of any such matter, and (iii) Parkvale shall not be liable for any settlement effected without its prior written consent, which consent shall not be withheld unreasonably.

      In the event that Parkvale or any of its respective successors or assigns
(i) consolidates with or merges into any other entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or
(ii) transfers all or substantially all of its properties and assets to any entity, then, and in each such case, the successors and assigns of such entity shall assume the obligations set forth in this Section 4.12(g), which obligations are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each of the Indemnified Parties.

      (i) Insurance. Parkvale and the Bank shall maintain a directors' and officers' liability insurance policy covering the Indemnified Parties in connection with any Claims for a period of three (3) years after the Effective Time, provided that the total premium cost of such coverage shall not exceed 175% of the current premium paid by Advance (the "Insurance Amount"). If the cost of the coverage exceeds the Insurance Amount, then Parkvale and the Bank shall use their reasonable best efforts to obtain as much comparable insurance as is available for the Insurance Amount.

      (j) Payout of Options. In accordance with Section 1.07 of the Agreement, Advance or Advance Savings will pay out, as of the Effective Time, the amounts necessary to settle the awards under the Advance Stock Option Plan with the holders of such awards to execute releases in a form satisfactory to Parkvale.

      (k) Advisory Board. Subject to the fiduciary duties of the Board of Directors of Parkvale, each director of Advance as of the date hereof shall be requested by Parkvale to serve as members of an Advisory Board for three consecutive one-year terms following the Effective Time. The members of the Advisory Board shall meet quarterly and be paid a fee of $275 per meeting attended. Within 12 months following the Effective Time, the Advisory Board shall nominate one of its members to become a director of Parkvale. The Nominating Committee of the Board of Directors of Parkvale shall consider such nomination as well as the qualifications of the other members of the Advisory Board and shall recommend that one of the members of the Advisory Board be appointed to the Parkvale Board of Directors on or shortly after the one-year anniversary of the Effective Time. After considering the foregoing nomination and recommendation, the Parkvale Board of Directors shall select and appoint a member of the Advisory Board as a director of Parkvale. Following such appointment, the newly appointed director shall no longer serve as a member of the Advisory Board.

      (l) Parkvale shall honor the obligations to retired directors of Advance Savings as set forth in Advance Disclosure Schedule 2.12(a). No other directors shall become entitled to benefits under the Retirement Policy.

      4.13. CERTAIN POLICIES. Prior to the Effective Time, each of Advance and Advance Savings shall, consistent with generally accepted accounting principles, the rules and regulations of the SEC and applicable banking laws and regulations, modify or change its loan, real estate owned, accrual, reserve, tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of Parkvale and the Bank; provided, however, that no such modifications or changes need be made prior to the satisfaction of the conditions set forth in Section 5.02; and further provided that in any event, no accrual or reserve made by Advance or Advance Savings pursuant to this Section
4.13 shall constitute or be deemed to be a Material Adverse Effect or breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such Material Adverse Effect or breach, violation or failure to satisfy shall have occurred; and provided, further, that any such changes shall not result in Advance's filing of materially inconsistent documents or reports with the Securities and Exchange Commission or any other governmental authority. The recording of any such adjustments shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence of Advance or its management with any such adjustments.

      4.14 ADVANCE RIGHTS PLAN. If requested by Parkvale, Advance shall cause the preferred share purchase rights issued pursuant to the Advance Rights Plan to be redeemed or terminated and shall cause the Advance Rights Plan to be terminated, in each case effective at or prior to the Effective Time and without material cost to Parkvale.

      4.15 AMENDMENT TO ADVANCE'S BYLAWS. Prior to the Effective time, the Board of Directors of Advance shall amend the Bylaws of Advance to delete Sections 15, 16 and 17 of Article III of the Bylaws.

      4.16 SUPPLEMENTAL INDENTURE. Prior to the Effective Time, Advance shall take all actions necessary to enter into a supplemental indenture with the Trustee of the Indenture dated December 19, 2002 for Advance's outstanding floating rate junior subordinated deferrable interest debentures to evidence the succession of Parkvale as of the Effective Time. The form of the supplemental indenture shall be reasonably acceptable to Parkvale, and Parkvale agrees to assume the covenants, agreements and obligations of Advance under such Indenture.

                                   ARTICLE V

                               CLOSING CONDITIONS

      5.01 CONDITIONS TO THE PARTIES' OBLIGATIONS UNDER THIS AGREEMENT. The respective obligations of the parties under this Agreement shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

      (a) All necessary regulatory, governmental or third party approvals, waivers, clearances, authorizations and consents (including without limitation the requisite approval and/or non- objection, if any, of the Department and the OTS required to consummate the transactions contemplated hereby) shall have been obtained without any non-standard term or condition which, in the reasonable opinion of Parkvale, would materially impair the value of Advance and the Advance Subsidiaries taken as a whole to Parkvale and the Bank; all conditions required to be satisfied prior to the Effective Time by the terms of such approvals and consents shall have been satisfied; and all waiting periods in respect thereof shall have expired.

      (b) All corporate action necessary to authorize the execution and delivery of this Agreement and the Agreement of Merger and consummation of the transactions contemplated hereby and thereby shall have been duly and validly taken by Parkvale, the Bank, Interim, Advance and Advance Savings, including approval by the requisite vote of the stockholders of Advance of this Agreement and the Agreement of Merger.

      (c) No order, judgment or decree shall be outstanding against a party hereto or a third party that would have the effect of preventing completion of the Merger; no suit, action or other proceeding shall be pending or threatened by any governmental body in which it is sought to restrain or prohibit the Merger; and no suit, action or other proceeding shall be pending before any court or governmental agency in which it is sought to restrain or prohibit the Merger or obtain other substantial monetary or other relief against one or more of the parties hereto in connection with this Agreement and which Parkvale, the Bank, Advance or Advance Savings determines in good faith, based upon the advice of their respective counsel, makes it inadvisable to proceed with the Merger because any such suit, action or proceeding has a significant potential to be resolved in such a way as to deprive the party electing not to proceed of any of the material benefits to it of the Merger.

      5.02. CONDITIONS TO THE OBLIGATIONS OF PARKVALE AND THE BANK UNDER THIS AGREEMENT. The obligations of Parkvale and the Bank under this Agreement shall be further subject to the satisfaction, at or prior to the Effective Time, of the following conditions, any one or more of which may be waived by Parkvale and the Bank to the extent permitted by law:

      (a) Each of the obligations of Advance and Advance Savings required to be performed by them at or prior to the Closing pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects and the representations and warranties of Advance and Advance Savings contained in this Agreement shall have been true and correct as of the date hereof and as of the Effective Time as though made at and as of the Effective Time, except (i) as to any representation or warranty which specifically relates to an earlier date, or (ii) where the facts which caused the failure of any representation or warranty to be so true and correct would not, either individually or in the aggregate, constitute a Material Adverse Effect, and Parkvale and the Bank shall have received a certificate to that effect signed by the President of Advance and Advance Savings.

      (b) All permits, consents, waivers, clearances, approvals and authorizations of all regulatory or governmental authorities or third parties which are necessary in connection with the consummation of the Merger shall have been obtained, and none of such permits, consents, waivers, clearances, approvals and authorizations shall contain any non-standard term or condition which would materially impair the value of Advance and the Advance Subsidiaries to Parkvale and the Bank.

      (c) Advance and Advance Savings shall have furnished Parkvale and the Bank with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 5.02 as Parkvale and the Bank may reasonably request.

      5.03 CONDITIONS TO THE OBLIGATIONS OF ADVANCE AND ADVANCE SAVINGS UNDER THIS AGREEMENT. The obligations of Advance and Advance Savings under this Agreement shall be further subject to the satisfaction, at or prior to the Effective Time, of the following conditions, any one or more of which may be waived by Advance and Advance Savings to the extent permitted by law:

      (a) Each of the obligations of Parkvale and the Bank required to be performed by them at or prior to the Closing pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects and the representations and warranties of Parkvale and the Bank contained in this Agreement shall have been true and correct as of the date hereof and as of the Effective Time as though made at and as of the Effective Time, except (i) as to any representation or warranty which specifically relates to an earlier date or (ii) where the facts which caused the failure of any representation or warranty to be so true and correct would not, either individually or in the aggregate, constitute a Material Adverse Effect, and Advance and Advance Savings shall have received a certificate to that effect signed by the President and Chief Executive Officer of Parkvale and the Bank.

      (b) Parkvale and the Bank shall have furnished Advance and Advance Savings with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 5.03 as Advance and Advance Savings may reasonably request.

      (c) Parkvale shall provide confirmation to Advance that an amount equal to the Aggregate Merger Consideration in immediately available funds has been deposited by Parkvale with the Exchange Agent.

                                   ARTICLE VI

                     TERMINATION, AMENDMENT AND WAIVER, ETC.

      6.01 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of this Agreement and the Agreement of Merger by the stockholders of Advance:

      (a) by mutual written consent of the parties hereto;

      (b) by Parkvale, the Bank, Advance or Advance Savings (i) if the Effective Time shall not have occurred on or prior to June 30, 2005, or (ii) if a vote of the stockholders of Advance is taken and such stockholders fail to approve this Agreement and the Agreement of Merger at the meeting of stockholders (or any adjournment thereof) of Advance contemplated by Section 4.07 hereof; unless the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe its agreements in all material respects set forth herein to be performed or observed by such party at or before the Effective Time;

      (c) by Parkvale or Advance upon written notice to the other 30 or more days after the date upon which any application for a regulatory or governmental approval necessary to consummate the Merger and the other transactions contemplated hereby shall have been denied or withdrawn at the request or recommendation of the applicable regulatory agency or governmental authority, unless within such 30-day period a petition for rehearing or an amended application is filed or noticed, or 30 or more days after any petition for rehearing or amended application is denied;

      (d) by Parkvale or the Bank in writing if Advance or Advance Savings has, or by Advance or Advance Savings in writing if Parkvale or the Bank has, breached (i) any covenant or undertaking contained herein or in the Agreement of Merger, or (ii) any representation or warranty contained herein, which breach would have a Material Adverse Effect, in any case if such breach has not been cured by the earlier of 30 days after the date on which written notice of such breach is given to the party committing such breach or the Effective Time;

      (e) by Parkvale or Advance in writing, if any of the applications for prior approval referred to in Section 4.06 hereof are denied or are approved contingent upon the satisfaction of any non-standard condition or requirement which, in the reasonable opinion of the Board of Directors of Parkvale, would materially impair the value of Advance and Advance Savings taken as a whole to Parkvale, and the time period for appeals and requests for reconsideration has run; or

      (f) by Parkvale in the event of a Termination Event (as defined in Section 7.01(c) hereof).

      6.02 EFFECT OF TERMINATION. In the event of termination of this Agreement by Parkvale, the Bank, Advance or Advance Savings as provided above, this Agreement shall forthwith become void (other than Sections 4.05(b) and 7.01 hereof, which shall remain in full force and effect) and there shall be no further liability on the part of the parties or their respective officers or directors except for the liability of the parties under Sections 4.05(b) and
7.01 hereof and except for liability for any breach of this Agreement.

      6.03 AMENDMENT, EXTENSION AND WAIVER. Subject to applicable law, at any time prior to the consummation of the Merger, whether before or after approval thereof by the stockholders of Advance, the parties may (a) amend this Agreement and the Agreement of Merger, (b) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of the Merger by the stockholders of Advance, there may not be, without further approval of such stockholders, any amendment or waiver of this Agreement or the Agreement of Merger which modifies either the amount or the form of the Merger Consideration to be delivered to stockholders of Advance. This Agreement and the Agreement of Merger may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                                   ARTICLE VII

                                  MISCELLANEOUS

      7.01 EXPENSES; TERMINATION FEE.

      (a) Subject to the provisions of Section 7.01(b) hereof, each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated by this Agreement, including fees and expenses of its own financial consultants, accountants and counsel, provided, however, that in the event of a willful breach of any representation, warranty, covenant or agreement contained in this Agreement, the non-breaching party may pursue any remedy available at law or in equity to enforce its rights and shall be paid by the breaching party for all damages, costs and expenses, including without limitation legal, accounting, investment banking and printing expenses, incurred or suffered by the non-breaching party in connection herewith or in the enforcement of its rights hereunder.

      (b) Notwithstanding any provision in this Agreement to the contrary, in order to induce Parkvale to enter into this Agreement and as a means of compensating Parkvale for the substantial direct and indirect monetary and other damages and costs incurred and to be incurred in connection with this Agreement in the event the transactions contemplated hereby do not occur as a result of a Termination Event (as defined herein), Advance agrees to pay Parkvale, and Parkvale shall be entitled to payment of, a fee (the "Fee") of $1.5 million upon the occurrence of a Termination Event so long as the Termination Event occurs prior to a Fee Termination Event (as defined herein). The parties hereto acknowledge that the actual amount of such damages and costs would be impracticable or extremely difficult to determine, and that the sum of $1.5 million constitutes a reasonable estimate by the parties under the circumstance existing as of the date of this Agreement of such damages and costs. Such payment shall be made to Parkvale in immediately available funds within five business days after the occurrence of a Termination Event. A Fee Termination Event shall be the first to occur of the following: (i) the Effective Time, (ii) 12 months after termination of this Agreement in accordance with its terms following the first occurrence of a Preliminary Termination Event (as defined herein), (iii) termination of this Agreement in accordance with the terms hereof prior to the occurrence of a Termination Event or a Preliminary Termination Event (other than a termination of this Agreement by Parkvale pursuant to Section 6.01(d) hereof as a result of a willful breach of any representation, warranty, covenant or agreement of Advance or Advance Savings) or (iv) 12 months after the termination of this Agreement by Parkvale pursuant to Section 6.01(d) hereof as a result of a willful breach of any representation, warranty, covenant or agreement of Advance or Advance Savings.

      (c) For purposes of this Agreement, a "Termination Event" shall mean any of the following events:

      (i) Advance or Advance Savings, without having received Parkvale's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), and the rules and regulations thereunder), other than Parkvale or any subsidiary of Parkvale or the Board of Directors of Advance shall have recommended that the stockholders of Advance approve or accept any Acquisition Transaction with any person other than Parkvale or any subsidiary of Parkvale; or

      (ii) any person, other than Parkvale, shall have acquired beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) of or the right to acquire beneficial ownership, or any "group" (as such term is defined in Section 13(d)(3) of the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 25% or more of the aggregate voting power represented by the outstanding Advance Common Stock.

      (d) For purposes of this Agreement, a "Preliminary Termination Event" shall mean any of the following events:

      (i) any person (other than Parkvale) shall have commenced (as such term is defined in Rule 14d-2 under the Exchange Act), or shall have filed a registration statement under the Securities Act of 1933, as amended ("Securities Act") with respect to, a tender offer or exchange offer to purchase any shares of Advance Common Stock such that, upon consummation of such offer, such person would own or control 10% or more of Advance Common Stock outstanding (such an offer being referred to herein as a "Tender Offer" and an "Exchange Offer," respectively, regardless of whether the provisions of Regulations 14D or 14E under the Exchange Act apply to such Tender Offer or Exchange Offer);

      (ii) (A) the holders of Advance Common Stock shall not have approved this Agreement at the meeting of such stockholders held for the purpose of voting on this Agreement, (B) such meeting shall not have been held or shall have been canceled prior to termination of the Agreement or (C) Advance's Board of Directors shall have withdrawn or modified in a manner adverse to Parkvale the recommendation of Advance's Board of Directors with respect to the Agreement, in each case after any person (other than Parkvale) shall have (x) made, or disclosed an intention to make, a bona fide proposal to Advance or its stockholders to engage in an Acquisition Transaction (and, in the case of clause (A) hereof, which bona fide proposal has been made public by announcement or written communication that is or becomes the subject of public disclosure), (y) commenced a Tender Offer or filed a registration statement under the Securities Act with respect to an Exchange Offer or (z) filed an application or given notice, whether in draft or final form, with the appropriate regulatory authorities for approval to engage in an Acquisition Transaction; or

      (iii) Advance or Advance Savings shall have breached any representation, warranty, covenant or obligation contained in this Agreement and such breach would entitle Parkvale to terminate this Agreement under Section 6.01(d) hereof (without regard to the cure period provided for therein unless such cure is promptly effected without jeopardizing consummation of the Merger pursuant to the terms of this Agreement) after any person (other than Parkvale) shall have (x) made, or disclosed an intention to make, a bona fide proposal to Advance or its stockholders to engage in an Acquisition Transaction, (y) commenced a Tender Offer or filed a registration statement under the Securities Act with respect to an Exchange Offer or (z) filed an application or given notice, whether in draft or final form, with the appropriate regulatory authorities for approval to engage in an Acquisition Transaction.

      (e) Advance shall promptly notify Parkvale in writing of the occurrence of any Preliminary Termination Event or Termination Event.

      7.02 SURVIVAL. The respective representations, warranties and covenants of the parties to this Agreement shall not survive the Effective Time but shall terminate as of the Effective Time, except for the provisions of Sections 1.07, 1.08, 4.12 and 7.01 hereof.

      7.03 NOTICES. All notices or other communications hereunder shall be in writing and shall be deemed given if delivered personally, sent by overnight express or mailed by prepaid registered or certified mail (return receipt requested) or by cable, telegram or telex addressed as follows:

      (a) If to Parkvale or the Bank, to:

          Parkvale Financial Corporation
          Parkvale Savings Bank
          4220 William Penn Highway
          Monroeville, Pennsylvania 15146-2774
          Attn: Robert J. McCarthy, Jr.
                President and Chief Executive Officer

          Copy to:

          Elias, Matz, Tiernan and Herrick L.L.P.
          734 15th Street, N.W.
          Washington, D.C. 20005
          Attn: Gerald F. Heupel, Jr., Esq.

      (b) If to Advance or Advance Savings, to:

          Advance Financial Bancorp
          Advance Financial Savings Bank
          1015 Commerce Street
          Wellsburg, West Virginia 26070
          Attn: Stephen M. Gagliardi
                President and Chief Executive Officer

          Copy  to:
          Malizia Spidi & Fisch, PC
          1100 New York Avenue, NW
          Suite 340 West
          Washington, D.C. 20005
          Attn: Richard Fisch, Esq.

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given as of the date so mailed.

      7.04 PARTIES IN INTEREST. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party and, except as provided in

Section 4.12 hereof or as otherwise expressly provided herein, that nothing in this Agreement is intended to confer, expressly or by implication, upon any other person any rights or remedies under or by reason of this Agreement.

      7.05 COMPLETE AGREEMENT. This Agreement and the Agreement of Merger, including the documents and other writings referred to herein or therein or delivered pursuant hereto or thereto, contain the entire agreement and understanding of the parties with respect to their subject matter and shall supersede all prior agreements and understandings between the parties, both written and oral, with respect to such subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings between the parties other than those expressly set forth herein or therein.

      7.06 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

      7.07 GOVERNING LAW. This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania, without giving effect to the principles of conflicts of laws thereof.

      7.08 HEADINGS. The Article and Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

      IN WITNESS WHEREOF, Parkvale, the Bank, Advance and Advance Savings have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

                                       PARKVALE FINANCIAL CORPORATION

Attest:

/s/ Erna A. Golota                     By: /s/ Robert J. McCarthy, Jr.
-------------------------------            ----------------------------------
Erna A. Golota                             Robert J. McCarthy, Jr.
Corporate Secretary                        President and Chief Executive Officer

                                       PARKVALE SAVINGS BANK

Attest:

/s/ Erna A. Golota                     By: /s/ Robert J. McCarthy, Jr.
--------------------------------           ----------------------------------
Erna A. Golota                             Robert J. McCarthy, Jr.
Corporate Secretary                        President and Chief Executive Officer

                                       ADVANCE FINANCIAL BANCORP

Attest:

/s/ Florence K. McAlpine               By: /s/ Stephen M. Gagliardi
--------------------------------           ----------------------------------
Florence K. McAlpine                       Stephen M. Gagliardi
Corporate Secretary                        President and Chief Executive Officer

                                       ADVANCE FINANCIAL SAVINGS BANK

Attest:

/s/ Florence K. McAlpine               By: /s/ Stephen M. Gagliardi
--------------------------------           ----------------------------------
Florence K. McAlpine                       Stephen M. Gagliardi
Corporate Secretary                        President and Chief Executive Officer

                                                                       EXHIBIT A

                             STOCKHOLDER AGREEMENT

      STOCKHOLDER AGREEMENT (the "Agreement"), dated as of September 1, 2004, by and between _________________________, a stockholder ("Stockholder") of Advance Financial Bancorp ("Advance"), a Delaware corporation, and Parkvale Financial Corporation ("Parkvale"), a Pennsylvania corporation. All terms used herein and not defined herein shall have the meanings assigned thereto in the Reorganization Agreement (as defined below).

      WHEREAS, Parkvale, Parkvale Savings Bank, Advance and Advance Financial Savings Bank are simultaneously entering into an Agreement and Plan of Reorganization, dated as of the date hereof (the "Reorganization Agreement"), pursuant to which Advance Acquisition Corp. ("Interim"), a to-be-formed wholly owned subsidiary of Parkvale will merge with and into Advance on the terms and conditions set forth therein (the "Merger");

      WHEREAS, Advance and Advance Acquisition Corp. shall enter into an Agreement of Merger as set forth as Exhibit B to the Reorganization Agreement (the "Agreement of Merger");

      WHEREAS, the Stockholder owns the shares of Advance common stock, par value $0.0667 per share ("Advance Common Stock") identified on Annex I hereto (such shares, together with all shares of Advance Common Stock subsequently acquired by Stockholder during the term of this Agreement, being referred to as the "Shares"); and

      WHEREAS, in order to induce Parkvale to enter into the Reorganization Agreement, the Stockholder, solely in such Stockholder's capacity as a stockholder of Advance and not in any other capacity, has agreed to enter into and perform this Agreement;

      NOW, THEREFORE, for good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

            1. Agreement to Vote Shares. The Stockholder agrees that at any meeting of the stockholders of Advance, or in connection with any written consent of the stockholders of Advance at which a proposal of the type set forth in clause (ii) below is presented for consideration by the stockholders of Advance, the Stockholder shall:

            (i) appear at each such meeting or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and

            (ii) vote (or cause to be voted), in person or by proxy, all the Shares (whether acquired heretofore or hereafter) as to which the Stockholder has sole or shared voting power except any Shares held in a fiduciary capacity, (x) in favor of adoption and approval of the Reorganization Agreement, the Agreement of Merger and the transactions contemplated thereby; (y) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Advance contained in the Reorganization Agreement or the Agreement of Merger or of the Stockholder contained in this Agreement; and (z) against any Acquisition Transaction or any other action, agreement or transaction that is intended, or could reasonably be expected, to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the Merger or this Agreement.

            2. No Transfers. After the date hereof and prior to the meeting of Advance stockholders held to consider and vote upon approval of the Reorganization Agreement and the Agreement of Merger, the Stockholder agrees not to, directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the Shares if such sale, transfer, pledge, assignment or disposition could occur prior to such meeting, except the following transfers shall be permitted: (i) transfers by will or operation of law, in which case this Agreement shall bind the transferee, subject to applicable law, (ii) transfers pursuant to any pledge agreement, subject to the pledgee agreeing in writing to be bound by the terms of this Agreement, (iii) transfers in connection with estate and tax planning purposes, including transfers to relatives, trusts and charitable organizations, subject to the transferee agreeing in writing to be bound by the terms of this Agreement, (iv) transfers to any other stockholder of Advance who has executed a copy of this Agreement on the date hereof with respect to some or all of the Shares held by such Stockholder, (v) transfers or dispositions to Advance for the surrender or delivery of Shares for the payment of the exercise price of outstanding stock options, the payment or withholding of applicable taxes in connection with the exercise of outstanding stock options or the vesting of restricted stock awards or any other surrender or deemed surrender of Shares in connection with the exercise of outstanding stock options to purchase shares of Advance Common Stock and (vi) such transfers as Parkvale may otherwise permit in its sole discretion. Any transfer or other disposition in violation of the terms of this Section 2 shall be null and void.

            3. Representations and Warranties of the Stockholder. The Stockholder represents and warrants to and agrees with Parkvale as follows:

            A. Capacity. The Stockholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.

            B. Binding Agreement. This Agreement constitutes a valid and legally binding obligation of the Stockholder, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

            C. Non-Contravention. The execution and delivery of this Agreement by the Stockholder does not, and the performance by the Stockholder of his, her or its obligations hereunder and the consummation by the Stockholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which the Stockholder is a party or by which the Stockholder is bound, or any statute, rule or regulation to which the Stockholder is subject or, in the event that the Stockholder is a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of the Stockholder.

            D. Ownership of Shares. The Stockholder has good title to all of the Shares as of the date hereof, and, except as set forth on Annex I hereto, the Shares are so owned free and clear of any liens, security interests, charges or other encumbrances.

            4. Specific Performance and Remedies. The Stockholder acknowledges that it will be impossible to measure in money the damage to Parkvale if the Stockholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, Parkvale will not have an adequate remedy at law or in equity. Accordingly, the Stockholder agrees that injunctive relief or other equitable remedy, in addition to remedies at law or in damages, is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that Parkvale has an adequate remedy at law. The Stockholder agrees that the Stockholder will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with Parkvale's seeking or obtaining such equitable relief. In addition, after discussing the matter with the Stockholder, Parkvale shall have the right to inform any third party that Parkvale reasonably believes to be, or to be contemplating, participating with the Stockholder or receiving from the Stockholder assistance in violation of this Agreement, of the terms of this Agreement and of the rights of Parkvale hereunder, and that participation by any such persons with the Stockholder in activities in violation of the Stockholder's agreement with Parkvale set forth in this Agreement may give rise to claims by Parkvale against such third party.

            5. Term of Agreement; Termination.

            A. The term of this Agreement shall commence on the date hereof.

            B. This Agreement shall terminate at the Effective Time of the Merger or the earlier of (i) at any time prior to consummation of the Merger by the written consent of the parties hereto and (ii) termination of the Reorganization Agreement in accordance with its terms. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, such termination shall not relieve any party from liability for any willful breach of this Agreement prior to such termination.

            6. Entire Agreement. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party. No party hereto may assign any rights or obligations hereunder to any other person, except as required by Section 2 or upon the prior written consent of each other party. Nothing in this Agreement, expressed or implied, is intended to or shall confer upon any other person or entity, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

            7. Notices. Notices may be provided to Parkvale and the Stockholder in the manner specified in the Reorganization Agreement, with all notices to the Stockholder being provided to him or her at the address set forth in Annex I hereto.

            8. Miscellaneous.

            A. Severability. If any provision of this Agreement or the application of such provision to any person or circumstances shall be held invalid or unenforceable by a court of competent jurisdiction, such provision or application shall be unenforceable only to the extent of such invalidity or unenforceability, and the remainder of the provision held invalid or unenforceable and the application of such provision to persons or circumstances, other than the party as to which it is held invalid, and the remainder of this Agreement, shall not be affected.

            B. Capacity. The covenants contained herein shall apply to the Stockholder solely in his or her capacity as a stockholder of Advance, and no covenant contained herein shall apply to the Stockholder in his or her capacity as a director, officer or employee of Advance or in any other fiduciary capacity. Nothing contained in this Agreement shall be deemed to apply to, or limit in any manner, the obligations of the Stockholder to comply with his or her fiduciary duties as a director of Advance.

            C. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

            D. Headings. All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

            E. Choice of Law. This Agreement shall be deemed a contract made under, and for all purposes shall be construed in accordance with, the laws of the Commonwealth of Pennsylvania, without reference to its conflicts of law principles.

      IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

                                PARKVALE FINANCIAL CORPORATION

                                By: ____________________________________________
                                    Name: Robert J. McCarthy, Jr.
                                    Title: President and Chief Executive Officer

                                STOCKHOLDER:

                                ________________________________________________
                                Name:

                                     ANNEX I
                              STOCKHOLDER AGREEMENT

                                  Shares of Advance
                                    Common Stock
                                 Beneficially Owned
Name and Address of           (exclusive of unexercised       Options to acquire Advance
    Stockholder                    stock options)                    Common Stock
-------------------           -------------------------       --------------------------

                                                                       EXHIBIT B

                AGREEMENT OF MERGER OF ADVANCE ACQUISITION CORP.
                                      INTO
                            ADVANCE FINANCIAL BANCORP

      AGREEMENT OF MERGER, dated as of ____ _____, 2004, by and between Advance Acquisition Corp. ("Interim"), a Delaware corporation formed by Parkvale Financial Corporation ("Parkvale"), a Pennsylvania corporation, solely to facilitate the transactions contemplated by the Reorganization Agreement, defined below, and Advance Financial Bancorp ("Advance"), a Delaware corporation. Interim and Advance are hereinafter sometimes collectively referred to as the "Merging Corporations."

      This Agreement of Merger is being entered into pursuant to an Agreement and Plan of Reorganization, dated as of September 1, 2004 (the "Reorganization Agreement") by and among Parkvale, Parkvale Savings Bank (the "Bank") Advance and Advance Financial Savings Bank ("Advance Savings").

      In consideration of the premises, and the mutual covenants and agreements herein contained, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

      Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

      1.1 "Effective Time" shall mean the time at which the Merger contemplated by this Agreement of Merger becomes effective as provided in Section 1.01 and
1.05 of the Reorganization Agreement.

      1.2 "Interim Common Stock" shall mean the common stock, par value $.01 per share, of Interim owned by Parkvale.

      1.3 "Advance Common Stock" shall mean the common stock, par value $0.0667 per share, of Advance.

      1.4 The "Merger" shall refer to the merger of Interim with and into Advance as provided in Section 2.1 of this Agreement of Merger.

      1.5 "Surviving Corporation" shall refer to Advance as the surviving corporation of the Merger.

      Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Reorganization Agreement.

                                   ARTICLE II

                              TERMS OF THE MERGER

      2.1 The Merger. Subject to the terms and conditions set forth in the Reorganization Agreement, at the Effective Time, Interim shall be merged with and into Advance pursuant and subject to the General Corporation Law of the State of Delaware ("DGCL"). Advance shall be the Surviving Corporation of the Merger and shall continue to be governed by the laws of the State of Delaware. At the Effective Time, the Surviving Corporation shall be considered the same business and corporate entity as each of the Merging Corporations and thereupon and thereafter, all the property, rights, powers, and franchises of each of the Merging Corporations shall vest in the Surviving Corporation and the Surviving Corporation shall be subject to and be deemed to have assumed all of the debts, liabilities, obligations and duties of each of the Merging Corporations and shall have succeeded to all of each of their relationships, fiduciary or otherwise, as fully and to the same extent as if such property, rights, privileges, powers, franchises, debts, obligations, duties and relationships had been originally acquired, incurred or entered into by the Surviving Corporation. In addition, any reference to either of the Merging Corporations in any contract or document, whether executed or taking effect before or after the Effective Time, shall be considered a reference to the Surviving Corporation if not inconsistent with the other provisions of the contract or document; and any pending action or other judicial proceeding to which either of the Merging Corporations is a party shall not be deemed to have abated or to have discontinued by reason of the Merger, but may be prosecuted to final judgment, order or decree in the same manner as if the Merger had not been made; or the Surviving Corporation may be substituted as a party to such action or proceeding, and any judgment, order or decree may be rendered for or against it that might have been rendered for or against either of the Merging Corporations if the Merger had not occurred.

      2.2 Certificate of Incorporation and Bylaws. As of the Effective Time, the Certificate of Incorporation and Bylaws of Advance shall be the Certificate of Incorporation and Bylaws of the Surviving Corporation until otherwise amended as provided by law.

      2.3 Directors and Officers of the Surviving Corporation. The directors and officers of Interim shall become the directors and officers of the Surviving Corporation as of the Effective Time, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.

                                  ARTICLE III

                              CONVERSION OF SHARES

      3.1 Conversion of Advance Common Stock.

      As of the Effective Time, each share of Advance Common Stock (which shall include the rights issued by Advance pursuant to the Rights Agreement dated July 17, 1997 between Advance and American Securities Transfer & Trust, Incorporated, as Rights Agent, relating to Advance's Junior Participating Preferred Stock, Series A, par value $.10 per share (the "Advance Rights Agreement")) issued and outstanding immediately prior to the Effective Time (other than shares (i) as to which dissenters' rights have been asserted and duly perfected in accordance with the DGCL, (ii) held by Advance (including treasury shares) or Parkvale or the Bank other than in a fiduciary capacity, which shares shall be cancelled and
(iii) unallocated shares of Advance Common Stock under the Advance Restricted Stock Plan, which shares shall be cancelled) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive the Merger Consideration set forth in the Reorganization Agreement.

      3.2 Exchange of Shares. The obligations of Parkvale to effectuate the exchange of the Merger Consideration for the shares of Advance Common Stock shall be as set forth in Section 1.08 of the Reorganization Agreement.

      3.3 Interim Common Stock. Each share of Interim Common Stock which is issued and outstanding immediately prior to the Effective Time shall be converted automatically and without any action on the part of the holder thereof into an equal number of issued and outstanding shares of common stock of the Surviving Corporation.

                                   ARTICLE IV

                                 MISCELLANEOUS

      4.1 Conditions Precedent. The respective obligations of each party under this Agreement of Merger shall be subject to the satisfaction, or waiver by the party permitted to do so, of the conditions set forth in Article V of the Reorganization Agreement.

      4.2 Termination. This Agreement of Merger shall be terminated upon the termination of the Reorganization Agreement in accordance with Article VI thereof.

      4.3 Amendments. To the extent permitted by law and the Reorganization Agreement, this Agreement of Merger may be amended by a subsequent writing signed by all of the parties hereto upon the approval of the Board of Directors of each of the parties hereto.

      4.4 Successors. This Agreement of Merger shall be binding on the successors of Interim and Advance.

      IN WITNESS WHEREOF, Interim and Advance have caused this Agreement of Merger to be executed by their duly authorized officers as of the date first above written.

                                       ADVANCE ACQUISITION CORP.

Attest:

________________________________       By: _____________________________________
Erna A. Golota                             Robert J. McCarthy, Jr.
Corporate Secretary                        President and Chief Executive Officer

                                       ADVANCE FINANCIAL BANCORP

Attest:

________________________________       By: _____________________________________
Florence K. McAlpine                       Stephen M. Gagliardi
Corporate Secretary                        President and Chief Executive Officer

                                                                       EXHIBIT C

                 AGREEMENT AND PLAN OF MERGER AND LIQUIDATION OF
                            ADVANCE FINANCIAL BANCORP
                        BY PARKVALE FINANCIAL CORPORATION

      AGREEMENT AND PLAN OF MERGER AND LIQUIDATION agreed to this ___ day of __________ 200__, between Parkvale Financial Corporation, a Pennsylvania corporation ("Parkvale"), and Advance Financial Bancorp, a Delaware corporation ("Advance").

      WHEREAS, the Company owns all of the issued and outstanding capital stock of Advance; and

      WHEREAS, Parkvale wishes to approve, authorize, and consent to (i) the merger of Advance with and into Parkvale (the "Merger") pursuant to the Pennsylvania Business Corporation Law ("PBCL") and the Delaware General Corporation Law ("DGCL") and (ii) the voluntary liquidation of Advance in accordance with Section 332 of the Internal Revenue Code of 1986, as amended (the "Code") and pursuant to an Agreement and Plan of Reorganization (the "Reorganization Agreement"), dated as of September 1, 2004; and

      WHEREAS, Advance Acquisition Corp. ("Interim"), a Delaware corporation and former subsidiary of Parkvale, previously has merged (the "Interim Merger") with and into Advance.

      NOW, THEREFORE, the parties hereto agree as follows:

      1. Parkvale approves, authorizes, and consents to the Merger and the liquidation of Advance in accordance with the terms hereof and the Reorganization Agreement.

      2. The Merger shall become effective upon the filing of Articles of Merger with the Secretary of State of the Commonwealth of Pennsylvania pursuant to
Section 1927 of the PBCL and the filing of a Certificate of Merger with the Secretary of State of the State of Delaware pursuant to Section 253 of the DGCL, unless a later date and time is specified as the effective time in such Articles of Merger and Certificate of Merger. Parkvale shall be the surviving corporation of the Merger.

      3. Following the consummation of this Agreement and Plan of Merger and Liquidation, Advance shall be liquidated in accordance with the provisions of
Section 332 of the Code.

      4. As of the effective time of the Merger, all of the issued and outstanding shares of capital stock of Advance (which previously were the outstanding shares of Interim prior to the Interim Merger) shall be cancelled. The officers of Advance are authorized and directed to distribute

Advance's assets (subject to its liabilities) within one year in cancellation of its stock to Parkvale, as the prior owner of all of its issued and outstanding shares of capital stock.

      5. The officers of Advance are further authorized and directed to take all appropriate and necessary actions to liquidate Advance in accordance with the Code.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger and Liquidation to be executed by their respective duly authorized officers as of the day and year first above written.

                                       PARKVALE FINANCIAL CORPORATION

Attest:

_________________________________      By: _____________________________________
Erna A. Golota                             Robert J. McCarthy, Jr.
Corporate Secretary                        President and Chief Executive Officer

                                       ADVANCE FINANCIAL BANCORP

Attest:

_________________________________      By: _____________________________________
Erna A. Golota                             Robert J. McCarthy, Jr.
Corporate Secretary                        President and Chief Executive Officer

                                                                       EXHIBIT D

                       TERMINATION AND RELEASE AGREEMENT

      This Termination and Release Agreement (this "Agreement") is entered into as of September 1, 2004 by and among Stephen M. Gagliardi (the "Executive"), Parkvale Financial Corporation, a Pennsylvania corporation (the "Parent") and the parent of Parkvale Savings Bank (the "Bank"), Advance Financial Bancorp, a Delaware corporation (the "Company"), and Advance Financial Savings Bank, a federally-chartered savings bank ("Advance Savings") and a wholly-owned subsidiary of the Company.

                                    RECITALS

      WHEREAS, the Company, Advance Savings, the Parent and the Bank are entering into an Agreement and Plan of Reorganization, dated as of March 17, 2004 (the "Merger Agreement"); and

      WHEREAS, Advance Savings and the Executive are parties to an Employment Agreement effective as of March 17, 2004 (the "Employment Agreement"); and

      WHEREAS, as an inducement to Parent and the Bank to enter into the Merger Agreement, Advance Savings and the Executive agree that the Employment Agreement shall be terminated as of the Effective Time of the Merger (as such terms are defined in the Merger Agreement), and that the Executive shall be entitled to the rights and payments set forth herein in lieu of any rights and payments under the Employment Agreement.

      NOW THEREFORE, in consideration of the foregoing and the mutual covenants set forth herein, the parties hereto agree as follows:

      1. ACKNOWLEDGEMENT OF PAYMENT, RELEASE AND WAIVER.

      (a) At the Effective Time of the Merger, provided the Executive is still employed by Advance Savings immediately prior to the Effective Time, Advance Savings shall pay to the Executive a lump sum cash amount equal to $505,245.12, subject to adjustment as set forth in Section 1(b) below (the "Maximum Amount"), with applicable withholding taxes to be subtracted from the amount payable to the Executive. In consideration of such payment and the other provisions of this Agreement, the Executive, the Company, Advance Savings and the Parent hereby agree that the Employment Agreement shall be terminated without any further action of any parties hereto, effective immediately prior to the Effective Time of the Merger.

      (b) If the payment pursuant to Section 1(a) hereof, either alone or together with other payments and benefits which the Executive has the right to receive from the Company, Advance Savings, the Parent or the Bank, would constitute a "parachute payment" under Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), based upon the calculations described below, then the amount payable by Advance Savings pursuant to Section 1(a) hereof shall be reduced by the amount which is the minimum necessary to result in no portion of the payment payable by Advance Savings under Section 1(a) being non-deductible to Parent, the Bank, the Company and/or Advance Savings pursuant to Section 280G of the Code and subject to the excise tax imposed under Section 4999 of the Code. The parties hereto agree that the present value of the payments payable pursuant to this Agreement to the Executive upon termination of the Executive's employment pursuant to Section 1(a) shall not exceed 2.99 times the Executive's "base amount," as that term is defined in Section 280G(b)(3) of the Code. The determination of any reduction in the payment to be made pursuant to Section 1(a) shall be based upon an analysis prepared by Elias, Matz, Tiernan & Herrick L.L.P. ("Elias Matz") and shall be reasonably acceptable to counsel for Advance Savings. Elias Matz shall provide its analysis no later than five (5) business days prior to the Effective Time of the Merger, and may use such actuaries as it may deem necessary or advisable for the purpose.

      2. RELEASES.

         (a) Upon payment of the amount set forth in Section 1(a) (as such amount may be adjusted pursuant to Section 1(b) hereof), the Executive, for himself and for his heirs, successors and assigns, does hereby release completely and forever discharge the Company, Advance Savings, the Parent, the Bank and their successors from any obligation under the Employment Agreement.

         (b) For and in consideration of the commitments made herein by the Executive, Advance Savings for itself, and for its successors and assigns, does hereby release completely and forever discharge the Executive and his heirs, successors and assigns, to the fullest extent permitted by applicable law, from any obligation under the Employment Agreement.

      3. GENERAL.

      (a) HEIRS, SUCCESSORS AND ASSIGNS. The terms of this Agreement shall be binding upon the parties hereto and their respective heirs, successors and assigns.

      (b) FINAL AGREEMENT. This Agreement represents the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior understandings, written or oral. The terms of this Agreement may be changed, modified or discharged only by an instrument in writing signed by each of the parties hereto.

      (c) GOVERNING LAW. This Agreement shall be construed, enforced and interpreted in accordance with and governed by the laws of the Commonwealth of Pennsylvania, without reference to its principles of conflicts of law, except to the extent that federal law shall be deemed to preempt such state laws.

      (d) DEFINED TERMS. Any capitalized terms not defined in this Agreement shall have as their meaning the definitions contained in the Merger Agreement.

      (e) VOLUNTARY ACTION AND WAIVER. The Executive acknowledges that by his free and voluntary act of signing below, the Executive agrees to all of the terms of this Agreement and intends to be legally bound thereby. The Executive acknowledges that he has been advised to consult with an attorney prior to executing this Agreement.

      (f) COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

      (g) GENDER. References herein to the masculine gender shall be deemed to refer to the feminine gender where appropriate.

      4. EFFECTIVENESS. Notwithstanding anything to the contrary contained herein, this Agreement shall be subject to consummation of the Merger in accordance with the terms of the Merger Agreement, as the same may be amended by the parties thereto in accordance with its terms. In the event the Merger Agreement is terminated for any reason, this Agreement shall be deemed null and void.

                            [SIGNATURE PAGE FOLLOWS]

      IN WITNESS WHEREOF, the Company, Advance Savings and the Parent have each caused this Agreement to be executed by their duly authorized officers, and the Executive has signed this Agreement, effective as of the date first above written.

WITNESS:                                  EXECUTIVE:

/s/ Florence K. McAlpine                  /s/ Stephen M. Gagliardi
---------------------------------         --------------------------------------
Name: Florence K. McAlpine                Name: Stephen M. Gagliardi
Title: Corporate Secretary                Title: President and Chief Executive
                                                 Officer

ATTEST:                                   ADVANCE FINANCIAL BANCORP

/s/ Florence K. McAlpine                  By: /s/ Stephen D. Martino
---------------------------------             ----------------------------------
Name: Florence K. McAlpine                Name: Stephen D. Martino
Title: Corporate Secretary                Title: Senior Vice President and Chief
                                                 Operating Officer

ATTEST:                                   ADVANCE FINANCIAL SAVINGS BANK

/s/ Florence K. McAlpine                  By: /s/ Stephen D. Martino
---------------------------------             ----------------------------------
Name: Florence K. McAlpine                Name: Stephen D. Martino
Title: Corporate Secretary                Title: Senior Vice President and Chief
                                                 Operating Officer

ATTEST:                                   PARKVALE FINANCIAL CORPORATION

/s/ Erna A. Golota                        By: /s/ Robert J. McCarthy, Jr.
---------------------------------             ----------------------------------
Name: Erna A. Golota                      Name: Robert J. McCarthy, Jr.
Title: Corporate Secretary                Title: President and Chief Executive
                                                 Officer

                                                                       EXHIBIT E

                     CONSULTING AND NONCOMPETITION AGREEMENT

      This Consulting and Noncompetition Agreement (this "Agreement") is entered into as of September 1, 2004, by and between Parkvale Financial Corporation, a Pennsylvania corporation ("Parkvale") and the parent of Parkvale Savings Bank (the "Bank"), and Stephen M. Gagliardi (the "Consultant").

                                   RECITALS:

      WHEREAS, the Consultant is currently the President and Chief Executive Officer of Advance Financial Bancorp, a Delaware corporation ("Advance"), and its wholly-owned subsidiary Advance Financial Savings Bank ("Advance Savings");

      WHEREAS, pursuant to an Agreement and Plan of Reorganization, dated as of September 1, 2004 (the "Merger Agreement"), by and between Parkvale, the Bank, Advance and Advance Savings, Parkvale will acquire Advance and Advance Savings; and

      WHEREAS, the parties hereto recognize and acknowledge the interest of Parkvale in protecting the business and goodwill associated with Advance, Advance Savings and Parkvale following the Merger by having the Consultant enter into this Agreement.

      NOW THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

      1. DEFINED TERMS.

      Any capitalized terms not defined in this Agreement shall have as their meanings the definitions contained in the Merger Agreement.

      2. CONSULTANCY.

      (a) Subject to the provisions of Section 1(d) hereof, the parties hereto agree that, during the two-year period immediately following the Effective Time of the Merger (the "Consulting Period"), the Consultant undertakes to provide his personal advice and counsel to Parkvale and its subsidiaries and affiliates (including the Bank) in connection with the business of Parkvale and its subsidiaries, including, but not limited to, consulting with Parkvale regarding the operations and customer relationships of Parkvale, providing introductions to customers and providing personal services substantially similar to those the Consultant is currently providing Advance and Advance Savings (collectively the "Consulting Services"), subject to the terms and conditions which are set forth herein. The Consultant shall provide such Consulting Services as may be requested by the President, the Chief Executive Officer or other senior officers of Parkvale and the Board from time to time. During the Consulting Period, the Consultant shall (i) be available to devote up to 30 hours per month on average, at mutually agreeable times, to the business and affairs of Parkvale and its subsidiaries and affiliates and shall use his best efforts to promote the interests of Parkvale and its subsidiaries and affiliates; and (ii) be permitted to use the office, located in Wellsburgh, West Virginia, which the Consultant used immediately prior to the Effective Time of the Merger. Such Consulting Services may be provided in person, telephonically, electronically or by correspondence as Parkvale and the Consultant may agree.

      (b) Parkvale shall reimburse the Consultant or otherwise provide for or pay for all reasonable expenses incurred by the Consultant at the request of Parkvale, subject to such documentation as may be required by Parkvale.

      (c) During the Consulting Period, the Consultant shall be treated as an independent contractor and shall not be deemed to be an employee of Parkvale or any other affiliate of Parkvale.

      (d) During the Consulting Period, Parkvale shall retain Flo Macalpine as an assistant to the Consultant and she will be entitled to participate in the employee benefit plans of Parkvale as all other similarly situated Transferred Employees, as such term is defined in Section 4.12(a) of the Merger Agreement. When not needed by the Consultant, Flo Macalpine may be assigned other reasonable duties as determined by Parkvale.

      (e) The Consultant may terminate his engagement with Parkvale by providing thirty (30) days written notice to Parkvale. Upon termination of the Consulting Services and receipt of payment for all services rendered through the termination date, the Consultant shall be entitled to no further compensation or benefits under the terms of this Agreement. The Consulting Services of the Consultant shall automatically terminate by reason of the death of the Consultant and no notice of termination shall be required. After his death, the estate and family of the Consultant shall be entitled to no further compensation or benefits under the terms of this Agreement. Notwithstanding the foregoing, in the event the Consulting Services of the Consultant are terminated by reason of death, the Consultant's spouse shall continue to be eligible to receive the medical and dental coverage on the same terms and conditions as provided in
Section 5(b) of the Agreement. Parkvale may terminate the Consulting Services for Cause as hereinafter defined. In such event, the Consultant shall not be entitled to any further compensation or benefits under the terms of this Agreement other than with respect to payment for services rendered prior to the date of such termination.

      (f) For purposes of this Agreement, termination for "Cause" shall mean a discharge because Parkvale determines that the Consultant has: (A) willfully failed to perform his assigned duties under this Agreement, other than any failure resulting from the Consultant's incapacity due to physical or mental injury or illness; (B) committed an act involving moral turpitude in the course of his providing the Consulting Services to Parkvale; (C) engaged in willful misconduct; (D) breached his fiduciary duties for personal profit; (E) willfully violated, in any material respect, any law, rule or regulation (other than traffic violations or similar offenses), written agreement or final cease-and-desist order with respect to his performance of the Consulting Services for Parkvale, as determined by Parkvale; or (F) materially breached the terms of this Agreement and failed to cure such material breach during a 15-day period following the date on which Parkvale gives written notice to the Consultant of the material breach.

      (g) Parkvale's obligations under this Agreement are subject to and contingent upon the Consultant continuing to be employed by Advance and Advance Savings from the date hereof until the Effective Time of the Merger.

      3. NON-DISCLOSURE OF CONFIDENTIAL INFORMATION.

      Except in the course of his services to Parkvale hereunder, and in the pursuit of the business of Parkvale or any of its subsidiaries or affiliates, the Consultant shall not, except as required by law, at any time during or following the Consulting Period, disclose or use any confidential information or proprietary data of Parkvale or any of its subsidiaries or affiliates or predecessors. The Consultant agrees that all information concerning the identity of the customers of Parkvale and the relations of the Bank to its customers is confidential information. This Section 3(a) shall survive the termination or expiration of the Consulting Period.

      4. NON-COMPETITION PROVISIONS.

      The Consultant agrees that during the Consulting Period, the Consultant will not, directly or indirectly, (i) become a director, officer, employee, shareholder, principal, agent, consultant or independent contractor of any insured depository institution, trust company or parent holding company of any such institution or company which has an office in any of Allegheny, Armstrong, Beaver, Butler, Fayette, Greene, Washington and Westmoreland Counties in the Commonwealth of Pennsylvania, Brooke, Hancock and Ohio Counties in the State of West Virginia, and Belmont and Jefferson Counties in the State of Ohio (collectively, the "Counties" and individually a "County"), or any other entity whose business in the aforesaid Counties materially competes with the depository, lending or other business activities of Parkvale or its subsidiaries or affiliates (in each case, a "Competing Business"), provided, however, that this provision shall not prohibit the Executive from owning bonds, non-voting preferred stock or up to five percent (5%) of the outstanding common stock of any such entity if such common stock is publicly traded, (ii) solicit or induce, or cause others to solicit or induce, any employee of Parkvale or any of its subsidiaries to leave the employment of such entities, or (iii) solicit (whether by mail, telephone, personal meeting or any other means) any customer of Parkvale or any of its subsidiaries to transact business with any other entity, whether or not a Competing Business, or to reduce or refrain from doing any business with Parkvale or its subsidiaries, or interfere with or damage (or attempt to interfere with or damage) any relationship between Parkvale or its subsidiaries and any such customers.

      5. COMPENSATION.

      (a) In consideration of the obligations and commitments of the Consultant under this Agreement, Parkvale shall pay to the Consultant an amount equal to $3,000 per month on the first business day of each month during the Consulting Period.

      (b) During the Consulting Period, and for a period of twelve months thereafter, Parkvale shall provide medical and dental coverage to the Consultant and his dependents covered by Advance Plans as of the date hereof under the policies offered by Parkvale and the Bank to their employees who were formerly employed by Advance Savings, on the same terms and conditions as if the Consultant was a former employee of Advance Savings still employed by the Bank.

      (c) During the Consulting Period, Parkvale shall provide the Consultant with an automobile allowance of $1,000 per month.

      (d) During the Consulting Period, Parkvale shall pay $3,000 per year for country club dues on behalf of the Consultant.

      (e) During the Consulting Period, Parkvale shall pay annual membership dues to the Jefferson County Chamber of Commerce.

      (f) After the Consulting Period, the Consultant shall be entitled to retain the automobile, which the Consultant used prior to the Effective Time of the Merger, at no cost to the Consultant.

      6. SUCCESSORS AND ASSIGNS.

      No rights under this Agreement shall be assignable nor duties delegable by either party, except that Parkvale may assign any of its rights hereunder to any acquiror of all or substantially all of the assets of Parkvale. This Agreement will inure to the benefit of and be binding upon any successor to Parkvale by merger or consolidation or any other change in form or any other person or firm or entity to which all or substantially all of the assets and business of Parkvale may be sold or otherwise transferred. Nothing contained in this Agreement is intended to confer upon any person or entity, other than the parties hereto, their successors in interest and permitted transferees, any rights or remedies under or by reason of this Agreement unless expressly so stated to the contrary.

      7. ENFORCEMENT.

      (a) This Agreement shall be construed, enforced and interpreted in accordance with and governed by the laws of the Commonwealth of Pennsylvania, without reference to its principles of conflict of laws, except to the extent that federal law shall be deemed to preempt such state laws.

      (b) It is the intention of the parties hereto that the provisions of this Agreement shall be enforced to the fullest extent permissible under all applicable laws and public policies, but that the unenforceability or the modification to conform with such laws or public policies of any provision hereof shall not render unenforceable or impair the remainder of the Agreement. The covenants in Section 4 of this Agreement with respect to the Counties shall be deemed to be separate covenants with respect to each County, and should any court of competent jurisdiction conclude or find that this Agreement or any portion is not enforceable with respect to any of the Counties, such conclusion or finding shall in no way render invalid or unenforceable the covenants herein with respect to any other County. Accordingly, if any provision shall be determined to be invalid or unenforceable either in whole or in part, this Agreement shall be deemed amended to delete or modify as necessary the invalid or unenforceable provisions to alter the balance of this Agreement in order to render the same valid and enforceable.

      (c) The Consultant acknowledges that Parkvale would not have entered into the Merger Agreement or intend to consummate the Merger unless the Consultant had, among other things, entered into this Agreement. Any breach of this Agreement will result in irreparable damage to Parkvale for which Parkvale will not have an adequate remedy at law. In addition to any other remedies and damages available to Parkvale, the Consultant further acknowledges that Parkvale shall be entitled to injunctive relief hereunder to enjoin any breach of this Agreement, and the parties hereby consent to an injunction in favor of Parkvale by any court of competent jurisdiction, without prejudice to any other right or remedy to which Parkvale may be entitled. The Consultant represents and acknowledges that, in light of his experience and capabilities, the Consultant can obtain employment with other than a Competing Business or in a business engaged in other lines and/or of a different nature than those engaged in by Parkvale or its subsidiaries or affiliates, and that the enforcement of a remedy by way of injunction will not prevent the Consultant from earning a livelihood. Each of the remedies available to Parkvale in the event of a breach by the Consultant shall be cumulative and not mutually exclusive.

      (d) If an action is instituted to enforce any of the provisions of this Agreement, the prevailing party in such action shall be entitled to recover from the losing party its, her or his reasonable attorneys' fees and costs.

      8. EFFECTIVENESS.

      Notwithstanding anything to the contrary contained in this Agreement, the effectiveness of this Agreement shall be subject to consummation of the Merger in accordance with the terms of the Merger Agreement, as the same may be amended by the parties thereto in accordance with its terms. In the event the Merger Agreement is terminated for any reason, this Agreement shall be deemed null and void.

                            [Signature Page Follows]

      IN WITNESS WHEREOF, Parkvale has caused this Agreement to be executed by its duly authorized officer, and the Consultant has signed this Agreement, effective as of the date first above written.

WITNESS:                            EXECUTIVE:

/s/ Florence K. McAlpine            /s/ Stephen M. Gagliardi
-----------------------------       --------------------------------------------
Name: Florence K. McAlpine          Name: Stephen M. Gagliardi
Title: Corporate Secretary          Title: President and Chief Executive Officer

ATTEST:                             PARKVALE FINANCIAL CORPORATION

/s/ Erna A. Golota                  By: /s/ Robert J. McCarthy, Jr.
-----------------------------          -----------------------------------------
Name: Erna A. Golota                Name: Robert J. McCarthy, Jr.
Title: Corporate Secretary          Title: President and Chief Executive Officer

                                                                     EXHIBIT F-1

                               AMENDMENT NO. 1 TO
                  EMPLOYMENT AGREEMENT, AS AMENDED AND RESTATED
                    ON MARCH 17, 2004, WITH MARC A. DESANTIS

      WHEREAS, Advance Financial Savings Bank (the "Savings Bank") and Marc A. DeSantis (the "Employee") entered into an amended and restated Employment Agreement effective March 17, 2004 (the "Agreement"); and

      WHEREAS, the Savings Bank and the Employee desire to amend Section 12(b) of the Agreement as set forth below;

      NOW, THEREFORE, the Savings Bank and the Employee agree as follows:

      1. Section 12(b) of the Agreement is hereby amended and restated to read in its entirety as follows:

            "(b) Notwithstanding any other provision of this Agreement to the contrary, Employee may voluntarily terminate his employment during the Term of this Agreement following a change in control of the Savings Bank or Parent, and Employee shall thereupon be entitled to receive the payment described in Section 12(a) of this Agreement, upon the occurrence, or within the earlier of one year thereafter or the expiration of the Term of this Agreement, of any of the following events, which have not been consented to in advance by the Employee in writing: (i) if Employee would be required to move his personal residence or perform his principal executive functions more than thirty-five (35) miles from the Employee's primary office as of the signing of this Agreement; (ii) if in the organizational structure of the Savings Bank or Parent, Employee would be required to report to a person or persons other than the President and Board of the Savings Bank or of Parent (or of their respective successors); (iii) if the Savings Bank or Parent should fail to maintain Employee's base compensation in effect as of the date of the Change in Control and the existing employee benefits plans, including material fringe benefit, stock option and retirement plans but excluding Parent's Employee Stock Ownership Plan and the Savings Bank's Employees' Profit Sharing Plan & Trust, except to the extent that such reduction in benefit programs is part of an overall adjustment in benefits for all employees of the Savings Bank or Parent and does not disproportionately adversely impact the Employee; (iv) if Employee would be assigned duties and responsibilities other than those normally associated with his position as referenced at Section 1, herein; or (v) if Employee's responsibilities or authority have in any way been diminished or reduced."

      2 All other provisions of the Agreement shall continue in full force and effect.

      IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 to the Agreement on the 1st day of September 2004.

ATTEST:                                   ADVANCE FINANCIAL SAVINGS BANK

By: /s/ Florence K. McAlpine              By: /s/ Stephen M. Gagliardi
    ------------------------------            ----------------------------------
    Florence K. McAlpine                      Stephen M. Gagliardi
    Corporate Secretary                       President

                                          EMPLOYEE

By: /s/ Florence K. McAlpine              By: /s/ Marc A. DeSantis
    ------------------------------            ----------------------------------
    Florence K. McAlpine                      Marc A. DeSantis
    Corporate Secretary

                                                                     EXHIBIT F-2

                               AMENDMENT NO. 1 TO
                 EMPLOYMENT AGREEMENT, AS AMENDED AND RESTATED
                   ON MARCH 17, 2004, WITH STEPHEN M. MAGNONE

      WHEREAS, Advance Financial Savings Bank (the "Savings Bank") and Stephen
M. Magnone (the "Employee") entered into an amended and restated Employment Agreement effective March 17, 2004 (the "Agreement"); and

      WHEREAS, the Savings Bank and the Employee desire to amend Section 12(b) of the Agreement as set forth below;

      NOW, THEREFORE, the Savings Bank and the Employee agree as follows:

      1. Section 12(b) of the Agreement is hereby amended and restated to read in its entirety as follows:

            "(b) Notwithstanding any other provision of this Agreement to the contrary, Employee may voluntarily terminate his employment during the Term of this Agreement following a change in control of the Savings Bank or Parent, and Employee shall thereupon be entitled to receive the payment described in Section 12(a) of this Agreement, upon the occurrence, or within the earlier of one year thereafter or the expiration of the Term of this Agreement, of any of the following events, which have not been consented to in advance by the Employee in writing: (i) if Employee would be required to move his personal residence or perform his principal executive functions more than thirty-five (35) miles from the Employee's primary office as of the signing of this Agreement; (ii) if in the organizational structure of the Savings Bank or Parent, Employee would be required to report to a person or persons other than the President and Board of the Savings Bank or of Parent (or of their respective successors); (iii) if the Savings Bank or Parent should fail to maintain Employee's base compensation in effect as of the date of the Change in Control and the existing employee benefits plans, including material fringe benefit, stock option and retirement plans but excluding Parent's Employee Stock Ownership Plan and the Savings Bank's Employees' Profit Sharing Plan & Trust, except to the extent that such reduction in benefit programs is part of an overall adjustment in benefits for all employees of the Savings Bank or Parent and does not disproportionately adversely impact the Employee; (iv) if Employee would be assigned duties and responsibilities other than those normally associated with his position as referenced at Section 1, herein; or (v) if Employee's responsibilities or authority have in any way been diminished or reduced."

      2 All other provisions of the Agreement shall continue in full force and effect.

      IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 to the Agreement on the 1st day of September 2004.

ATTEST:                                   ADVANCE FINANCIAL SAVINGS BANK

By: /s/ Florence K. McAlpine              By: /s/ Stephen M. Gagliardi
    ------------------------------            ----------------------------------
    Florence K. McAlpine                      Stephen M. Gagliardi
    Corporate Secretary                       President

                                          EMPLOYEE

By: /s/ Florence K. McAlpine              By: /s/ Stephen M. Magnone
    ------------------------------            ----------------------------------
    Florence K. McAlpine                      Stephen M. Magnone
    Corporate Secretary

                                                                     EXHIBIT F-3

                               AMENDMENT NO. 1 TO
                 EMPLOYMENT AGREEMENT, AS AMENDED AND RESTATED
                    ON MARCH 17, 2004, WITH STEVE D. MARTINO

      WHEREAS, Advance Financial Savings Bank (the "Savings Bank") and Steve D. Martino (the "Employee") entered into an amended and restated Employment Agreement effective March 17, 2004 (the "Agreement"); and

      WHEREAS, the Savings Bank and the Employee desire to amend Section 12(b) of the Agreement as set forth below;

      NOW, THEREFORE, the Savings Bank and the Employee agree as follows:

      1. Section 12(b) of the Agreement is hereby amended and restated to read in its entirety as follows:

            "(b) Notwithstanding any other provision of this Agreement to the contrary, Employee may voluntarily terminate his employment during the Term of this Agreement following a change in control of the Savings Bank or Parent, and Employee shall thereupon be entitled to receive the payment described in Section 12(a) of this Agreement, upon the occurrence, or within the earlier of one year thereafter or the expiration of the Term of this Agreement, of any of the following events, which have not been consented to in advance by the Employee in writing: (i) if Employee would be required to move his personal residence or perform his principal executive functions more than thirty-five (35) miles from the Employee's primary office as of the signing of this Agreement; (ii) if in the organizational structure of the Savings Bank or Parent, Employee would be required to report to a person or persons other than the President and Board of the Savings Bank or of Parent (or of their respective successors); (iii) if the Savings Bank or Parent should fail to maintain Employee's base compensation in effect as of the date of the Change in Control and the existing employee benefits plans, including material fringe benefit, stock option and retirement plans but excluding Parent's Employee Stock Ownership Plan and the Savings Bank's Employees' Profit Sharing Plan & Trust, except to the extent that such reduction in benefit programs is part of an overall adjustment in benefits for all employees of the Savings Bank or Parent and does not disproportionately adversely impact the Employee; (iv) if Employee would be assigned duties and responsibilities other than those normally associated with his position as referenced at Section 1, herein; or (v) if Employee's responsibilities or authority have in any way been diminished or reduced."

      2 All other provisions of the Agreement shall continue in full force and effect.

      IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 to the Agreement on the 1st day of September 2004.

ATTEST:                                   ADVANCE FINANCIAL SAVINGS BANK

By: /s/ Florence K. McAlpine              By: /s/ Stephen M. Gagliardi
    ------------------------------            ----------------------------------
    Florence K. McAlpine                      Stephen M. Gagliardi
    Corporate Secretary                       President

                                          EMPLOYEE

By: /s/ Florence K. McAlpine              By: /s/ Steve D. Martino
    ------------------------------            ----------------------------------
    Florence K. McAlpine                      Steve D. Martino
    Corporate Secretary